Exhibit 99.1

EXPLANATORY NOTE
Carlisle Companies Incorporated (the "Company") is filing this exhibit to update the financial information and certain related disclosures included in its Annual Report on Form 10-K for the year ended December 31, 2020 (the "2020 Form 10-K") to reflect the presentation of Carlisle Brake & Friction ("CBF") as discontinued operations. This update is consistent with the presentation of continuing and discontinued operations included in the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the United States Securities and Exchange Commission ("SEC") on July 27, 2021 (the “Q2 2021 Form 10-Q”).
As previously disclosed in the Company's Q2 2021 Form 10-Q, on May 25, 2021, the Company announced the signing of a definitive agreement to sell CBF to certain direct and indirect wholly-owned subsidiaries of BRWS Parent LLC, a portfolio company of One Rock Capital Partners (“CentroMotion”), for gross proceeds of (i) $250 million cash at closing, subject to certain adjustments, and (ii) the right to receive up to an additional $125 million based on CBF's achievement of certain performance targets. As disclosed in the Company's Current Report on Form 8-K filed with the SEC on August 2, 2021, the Company completed the sale of CBF to CentroMotion. Accordingly, the Company has reported the results of CBF as discontinued operations in the Consolidated Statements of Income and Comprehensive Income and presented the assets and liabilities of CBF as held for sale in the Consolidated Balance Sheets for all periods presented.
This exhibit updates the information in the following items as initially filed in order to reflect the presentation of discontinued operations:
•Part I. Item 1 Business
•Part I. Item 2 Properties
•Part II. Item 7 Management's Discussion and Analysis of Financial Condition and Results of Operations
•Part II. Item 8 Financial Statements and Supplementary Data
No items in the 2020 Form 10-K other than those identified above are being updated by this exhibit. Information in the 2020 Form 10-K is generally stated as of December 31, 2020, and this exhibit does not reflect any subsequent information or events other than the discontinued operations presentation noted above. Without limiting the foregoing, this exhibit does not purport to update Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the 2020 Form 10-K for any information, uncertainties, transactions, risks, events or trends occurring, or known to management, other than the events described above. More current information is contained in the Company’s Q2 2021 Form 10-Q and other filings with the SEC. This exhibit should be read in conjunction with the 2020 Form 10-K, the Q2 2021 Form 10-Q and the other documents the Company has filed with the SEC subsequent to February 11, 2021 (the “Other Documents”). The Q2 2021 Form 10-Q and the Other Documents contain information regarding events, developments and updates to certain expectations of the Company that have occurred since the filing of the 2020 Form 10-K.

Carlisle Companies Incorporated

PART I
Item 1.  Business.
Overview
Carlisle Companies Incorporated (“Carlisle”, the “Company”, “we”, “us” or “our”) is a diversified, global manufacturer of highly engineered products. Our Company website is www.carlisle.com, through which we make available, free of charge, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and all amendments to those reports, as soon as reasonably practicable after these reports are electronically filed with or furnished to the Securities and Exchange Commission (“SEC”). All references to "Notes" refer to our Notes to Consolidated Financial Statements in this Annual Report on Form 10-K.
Business Strategy
We strive to be the market leader of highly engineered products in the various markets we serve. Under Vision 2025, our key pillars include: dedication to driving above market growth, utilizing the Carlisle Operating System (“COS”) consistently to drive efficiencies and operating leverage, building scale with synergistic acquisitions, continuing to invest in and develop exceptional talent, accommodating continued organic growth through capital expenditures, and returning capital to shareholders through share repurchases and dividends.
We utilize COS, an operating structure and strategy deployment system based on lean enterprise and six sigma principles, to drive improving operational performance. COS is a continuous improvement process that defines the way we do business. Waste is eliminated and efficiencies are improved enterprise wide, allowing us to increase overall profitability. Improvements are not limited to production areas, as COS is also driving improvements in new product innovation, engineering, supply chain management, warranty and product rationalization. COS has created a culture of continuous improvement across all aspects of our business operations.
While the coronavirus pandemic ("COVID-19") has affected our near-term results, we believe our proactive approach to cost reductions and continuous improvement initiatives will allow us to accelerate through the recovery by: further improving the efficiency of our businesses through COS, continuing to make the investments necessary to deliver a world-class Carlisle Experience, which delivers the right product, at the right place, at the right time, and ensuring we maintain discipline and rigor in our capital allocation process. Taken together, we believe these actions will drive us to achieve our goals outlined in Vision 2025. See Description of Business by Segment below for a more detailed discussion of our Vision 2025 strategy.
As noted above, a significant part of our strategy is to build scale with synergistic acquisitions. Synergies considered in making an acquisition include consolidation opportunities (e.g., footprint, back office, technology, systems), supply chain savings and cross-sell opportunities. We acquired two businesses during 2020, which add to our existing Carlisle Construction Materials (“CCM”), Carlisle Interconnect Technologies (“CIT”) and Carlisle Fluid Technologies ("CFT") segments. For more details regarding acquisitions of the Company’s businesses during the past three years, refer to Note 3.
We also pursue the sale of a business when it is determined it no longer fits within the Company’s long-term goals or strategy. Accordingly, on August 2, 2021, we completed the sale of our Carlisle Brake & Friction ("CBF") segment to certain direct and indirect wholly-owned subsidiaries of BRWS Parent LLC, a portfolio company of One Rock Capital Partners (“CentroMotion”), for gross proceeds of (i) $250 million cash at closing, subject to certain adjustments, and (ii) the right to receive up to an additional $125 million based on CBF's achievement of certain performance targets. Refer to Note 4 for further discussion of our discontinued operations. Additionally, on March 20, 2018, we completed the sale of our Carlisle FoodService Products ("CFS") segment to The Jordan Company for $758.0 million.
Description of Business by Segment
Carlisle Construction Materials (“CCM”)
Products, Markets and Locations
The CCM segment has evolved from a supplier of the first single-ply ethylene propylene diene monomer (“EPDM”) roofing membranes in the early 1960s to today, where we deliver innovative, easy-to-install and energy-efficient solutions through the Carlisle Experience for customers who are creating the sustainable building of the future. CCM manufactures a complete range of building envelope products for commercial, industrial and residential buildings, including single-ply roofing, rigid foam insulations, spray polyurethane foam technologies, architectural metal, heating, ventilation and air conditioning ("HVAC") hardware and sealants, below-grade waterproofing, and air and vapor barrier systems focused on the weatherproofing and thermal performance of the building envelope. CCM is a leading North American and European building products manufacturer offering a complete set of solutions and systems to aid in the design of efficient building envelope construction projects, backed by industry-leading warranties and a focus on green principles.
EPDM, thermoplastic polyolefin (“TPO”) and polyvinyl chloride (“PVC”) membrane and polyisocyanurate insulation are sold together in warranted systems or separately in non-warranted systems to the new construction, re-roofing and maintenance, general construction and industrial markets. These products are primarily sold under the SynTec, Versico, Weatherbond and Hunter Panels brands in the United States of America (“U.S.” or “United States”) and throughout the world, and EPDM membrane under the Resitrix and Hertalan brands primarily in Europe. The segment sells its expanded polystyrene for a variety of end markets, predominantly roofing and waterproofing through its Insulfoam brand.
CCM operates manufacturing facilities located throughout the United States, its primary market, and in Germany, the Netherlands, United Kingdom ("U.K.") and Romania. The majority of CCM’s products are sold through a network of authorized sales representatives and distributors in the United States.
Key Raw Materials
Key raw materials for this segment include methylene diphenyl diisocyanate (“MDI”), polyol, EPDM polymer, TPO polymer, carbon black and coated steel. These raw materials generally have at least two vendor sources to better assure adequate supply. The vendor typically has multiple processing facilities for key raw materials that are single sourced.
Seasonality
Revenues and earnings for CCM have historically been higher in the second and third quarters due to increased construction activity during those periods from favorable weather conditions.
Market Factors
CCM serves a large and diverse customer base; however, in 2020 CCM's two largest customers represented 32.1% of this segment’s revenues and 24.2% of the Company’s consolidated revenues. The loss of either of these customers could have a material adverse effect on this segment’s revenues and operating income and the Company's consolidated revenues and operating income.
This segment faces competition from numerous competitors that produce roofing, insulation and waterproofing products for commercial and residential applications. The level of competition within this market varies by product line and region. As one of four major manufacturers in the single-ply industry, CCM competes through innovative products, long-term warranties and customer service. CCM offers separately priced extended warranty contracts on certain of its products ranging from five to 40 years, the most significant being those offered on its installed single-ply roofing systems primarily in the United States, subject to certain exclusions, that covers leaks in the roofing system attributable to a problem with the particular product or the installation of the product. The building owner must have the roofing system installed by an independent authorized roofing contractor trained by CCM to install its roofing systems in order to qualify for the warranty.
Vision 2025 Strategy
Our strategy under Vision 2025 for the CCM segment is to:
•Improve upon its above average margin profile;
•Capture significant aftermarket opportunities as buildings in the U.S. approach “re-roofing” vintage;
•Further expand our presence in niche high-growth and high-margin opportunities including spray foam insulation and architectural metals; and
•Expand internationally, especially into Europe, where there is a market to displace traditional asphalt roofing with EPDM and other single-ply roofing.

Key growth initiatives:
•Capture market share based on value created for labor and energy efficiency;
•Leverage the Carlisle Experience to create the preferred choice through operational excellence;
•Continued development of proprietary, differentiated products;
•Utilize training to drive a culture of continuous learning that creates brand loyalty; and
•Focus mergers and acquisitions on synergistic building envelope opportunities.
Carlisle Interconnect Technologies (“CIT”)
Products, Markets and Locations
The CIT segment designs and manufactures high-performance wire and cable, including optical fiber, for the commercial aerospace, military and defense electronics, medical device, industrial, and test and measurement markets. CIT's product portfolio also includes sensors, connectors, contacts, cable assemblies, complex harnesses, racks, trays and installation kits, in addition to engineering and certification services. Offering both turnkey and custom solutions, CIT is also known as a single-source global provider for innovative medical device solutions and electromechanical technology. Leveraging our global presence, CIT continues to deliver a growing line of advanced solutions for emerging applications worldwide.
The aerospace and defense electronics products are primarily sold under the Carlisle, Thermax and Tri-Star brand names, with the medical products primarily sold under the Carlisle, LHi Technology and Providien brand names. This segment primarily operates manufacturing facilities in the United States, China and Mexico, with the United States, Europe and China being the primary target regions for sales. Sales are made by direct sales personnel and independent sales representatives.
Key Raw Materials
Key raw materials for this segment include gold, copper conductors that are plated with tin, nickel or silver, polyimide tapes, polytetrafluoroethylene (“PTFE”) tapes, PTFE fine powder resin, thermoplastic resins, stainless steel, beryllium copper rod, machined metals, plastic parts, and various marking and identification materials. These raw materials are typically sourced worldwide and generally have at least two supplier sources to better assure adequate supply, except when prohibited by customer contracts, which represented less than 10% of purchases in 2020.
Market Factors
Backlog orders were $279.6 million and $306.8 million as of December 31, 2020 and 2019, respectively. Of the $279.6 million in backlog orders as of December 31, 2020, $27.9 million are not reasonably expected to be filled in 2021.
The CIT segment faces competition from numerous competitors within each of the markets it serves. While product specifications, certifications and life cycles vary by market, the CIT segment primarily positions itself to gain design specification for customer platforms or products with long life cycles and high barriers to entry, such as in the aerospace and medical markets. These markets generally have high standards for product certification as deemed by the Federal Aviation Administration (“FAA”) and European Union Aviation Safety Agency ("EASA"), and Food and Drug Administration (“FDA”), respectively. The CIT segment competes primarily on the basis of its product performance and its ability to meet its customers’ highly specific design, engineering and delivery needs on a timely basis.
Vision 2025 Strategy
Our strategy under Vision 2025 for the CIT segment is to focus on highly regulated industries that have the characteristics of high-performance, mission-critical products designed to operate in harsh environments with significant barriers to entry and attractive margins. The primary industries currently include commercial aerospace, defense, industrial and medical devices.

Our strategy under Vision 2025 for the CIT segment is to:
•Increase its status as the wire and cable supplier of choice by meeting increased electrification needs of aircraft;
•Broaden its breadth of product and geographic reach within aerospace and medical through both new product development and mergers and acquisitions;
•Capitalize on increased investment on medical equipment and technology; and
•Leverage core technologies to diversify into attractive, adjacent markets.
Key growth initiatives:
•Increase content per aircraft across all product groups;
•Build out and convert medical original equipment manufacturers ("OEM") project pipeline;
•Establish new OEM relationships and drive new product development in precision sensors;
•Increase market share on defense electronics and space programs;
•Ensure organization alignment is market focused to drive accelerated organic growth;
•Focus merger and acquisition efforts on commercial aerospace, medical technologies, and test and measurement end markets; and
•Leverage vertically integrated capabilities to support the medical device OEM strategy of consolidating supply chains across strategic end markets.
Carlisle Fluid Technologies (“CFT”)
Products, Markets and Locations
The CFT segment designs, manufactures and sells highly engineered liquid, powder, sealants and adhesives finishing equipment and integrated system solutions for spraying, pumping, mixing, metering and curing a variety of coatings used primarily in the automotive manufacture, general industrial, protective coating, wood, specialty and automotive refinish markets. The CFT segment manufactures and sells products that are sold under the brand names of Binks®, DeVilbiss®, Ransburg®, BGK® and MS Powder®. The segment operates manufacturing facilities primarily in the United States, the U.K., Switzerland and Sweden, and assembly and distribution facilities in China, Japan and South Korea, with approximately 55% of its revenues outside the United States. The majority of sales into CFT's industries are made through a worldwide network of distributors, integrators and some direct to end-user sales. These business relationships are managed primarily through direct sales personnel worldwide.
Key Raw Materials
Key raw materials for this segment include carbon and various grades of stainless steel, brass, aluminum, copper, machined metals, carbide, machined plastic parts and PTFE. These raw materials are typically sourced worldwide and have at least two vendor sources to better assure adequate supply.
Seasonality
Approximately 18% of CFT’s annual revenues are for the development, and in some cases assembly, of large fluid handling or other application systems projects. Timing of these system sales can result in revenues that are higher in certain quarters versus other quarters within the same calendar year, particularly the fourth quarter.
Market Factors
The CFT segment competes against both regional and international manufacturers. Major competitive factors include innovative designs, the ability to provide customers with lower cost of ownership, dependable performance and high quality at a competitive price. CFT’s products' ability to spray, mix or deliver a wide range of coatings, applied uniformly in exact increments, is critical to the overall appearance of the applied coatings and functionality. The segment’s installed base of global customers is supported by a worldwide distribution network with the ability to deliver critical spare parts and other services. Brands that are well recognized and respected internationally, combined with a diverse base of customers, applications and industries served, positions the CFT segment to continue designing patented, innovative equipment and solutions for customers across the globe.
Vision 2025 Strategy
Our strategy under Vision 2025 for the CFT segment is to focus on key end markets of automotive and automotive refinish, transportation and general industrial.

In the automotive and automotive refinish markets CFT is focused on:
•Growing sales of core spray guns in automotive OEM and automotive refinishing markets by capitalizing on strong brand recognition and solid customer advocacy among key automotive OEMs; and
•Further expanding in mixing, metering and dispensing viscous liquids or powder coating equipment through our energy efficient pumps, leveraging those pumps to support core spray gun sales and expanding in adjacent markets.
In the transportation and general industrial markets CFT is focused on:
•Leveraging the CFT brand and distribution in Asia;
•Scaling the powder business outside of Europe;
•Expanding pump sales in the attractive reciprocating pumps market;
•Further penetrating the fast-set applications market, including spray foam insulation;
•Launching innovative new products; and
•Continuing to expand into sealants and adhesives.
Key growth initiatives:
•Expand global distribution network by developing partners in growing regions and markets;
•Expand product portfolio by launching new products in adjacent markets and filling gaps in existing product portfolio;
•Increase market share by driving deep customer relationships and operational excellence; and
•Focus merger and acquisition efforts on targets that deliver precision fluid management solutions.
Intellectual Property
We own or hold the right to use a variety of patents, trademarks, licenses, inventions, trade secrets and other intellectual property rights. We have adopted a variety of measures and programs to ensure the continued validity and enforceability of our various intellectual property rights.
Research and Development
Research and development activities include the development of new product lines, the modification of existing product lines to comply with regulatory changes, and the research of cost efficiencies through raw material substitution and process improvements. Our research and development expenses were $45.4 million, $52.2 million and $45.5 million, representing 1.1%, 1.2% and 1.1% of revenues in 2020, 2019 and 2018, respectively.
Compliance with Government Regulations
We are subject to various government regulations, including environmental regulations. To date, our costs of complying with these regulations have not had a material effect on our capital expenditures, earnings or competitive position or that of any business segment. We do not expect to incur any material capital expenditures for environmental control facilities for the current fiscal year or any other subsequent period.
Human Capital Resources
Investing in Our People
As of December 31, 2020, we employed approximately 12,000 people, excluding approximately 1,000 contractors.
Talent acquisition and retention are critical drivers to delivering the goals of Vision 2025. A trained, diverse and inspired workforce is integral to delivering value to our stakeholders. We begin with a recruiting process that reaches a wide array of potential employees and includes the engagement of specialized, diverse recruiting firms such as The Standard Diversity Network, Jobs4Women.net, Asian American Jobsite, African American Jobsite and many others.
We also partner with universities in the U.S. and outside the U.S., recruiting for functional talent in management, sales, finance, information technology and other functions from the communities in which we work. In addition, we engage certain of these universities in collaborative research and development, and training efforts. Each business segment works with high schools and trade schools in their respective locations to educate young people about and attract them to manufacturing careers.

We offer several training programs for current employees intended to develop talent, including:
•The Carlisle Leadership Summit is intended to identify and prepare high-performing employees for senior leadership roles.
•The Carlisle Leadership Program, developed in association with the Kelley School of Business, is a program for senior manager or director level employees who are leading teams and demonstrating future potential for senior leadership roles. This program develops business and leadership skills in both applied and classroom environments.
•The Carlisle Leadership Foundation is a program designed for skilled functional or technical individual contributors who have recently advanced, or are expected to advance, to their first leadership roles. This program helps these employees to define their own leadership skills to enable their future success.
•The Carlisle Management Development Program was established with several university MBA programs and is a one-year post-MBA rotational program designed to give an expedited experience for participants within business segments across functional areas.
Diversity, Equity & Inclusion
Carlisle has pledged to take action to cultivate a workplace where diverse perspectives and experiences are welcomed and respected. In May 2018, Carlisle joined the CEO Action for Diversity & Inclusion™, a growing coalition of more than 900 CEOs of major corporations pledging to advance diversity and inclusion in the workplace. By signing on to this commitment, Carlisle is pledging to take action to cultivate a workplace where diverse perspectives and experiences are welcomed and respected. CEO Action for Diversity & Inclusion™ is cultivating a new type of ecosystem centered around collaboration and sharing.
Carlisle’s commitment to diversity and inclusion in the workforce includes a policy of non-discriminatory treatment and respect of human rights for all current and prospective employees. Discrimination on the basis of an individual’s race, religion, creed, color, sex, sexual orientation, age, marital status, disability, national origin or veteran’s status is not permitted by Carlisle and is illegal in many jurisdictions. Carlisle respects the human rights of all employees and strives to treat them with dignity consistent with standards and practices recognized by the international community. Carlisle is committed to respecting all human rights, as articulated in the Universal Declaration of Human Rights, the International Covenant on Civil and Political Rights, the International Covenant on Economic, Social and Cultural Rights, and the International Labor Organization’s Declaration on Fundamental Principles and Rights at Work.
In addition to policies for fair treatment, Carlisle also works to address unconscious bias in the workplace. Unconscious bias training is a key component of Carlisle’s leadership development programs. This training helps inform leaders of biases and provides a forum for them to explore how Carlisle can strengthen our culture of inclusion by addressing and breaking down biases. This has contributed to an effort to gain equal diversity representation throughout Carlisle.
Over a year ago, we began a significant initiative to ensure women and men are compensated fairly at Carlisle. As of the end of 2020, we achieved gender pay equity across the U.S. for executives, senior officers and management. In 2021, we will expand this initiative across the Company. This means compensating employees the same when they perform the same job duties, while accounting for other factors, such as their experience level, job performance and tenure with the company. In 2020, we raised Carlisle's minimum starting wage to $15 per hour for our entire U.S. workforce.

Below is a summary of our global employees diversity as of December 31, 2020 by gender and age:

Employee Diversity by Gender
1%
32%
67%
3%
20%
77%
1%
35%
64%
1%
31%
68%
Total
Executives, Senior Officers and Management
Other Professionals
Manufacturing and Other Personnel
Male
Female
Not Specified

Employee Diversity by Age
3%
20%
49%
16%
23%
55%
58%
53%
48%
25%
26%
24%
Total
Executives, Senior Officers and Management
Other Professionals
Manufacturing and Other Personnel
Over 50
30 - 50
Under 30

Health and Safety
Carlisle is continuously striving to provide safer, healthier work environments. From the onset of COVID-19, Carlisle formed an internal task force to monitor and implement at all locations all of the health and safety guidelines and requirements of national and local authorities to protect our workforce, including, but not limited to, providing a period of full pay for employees required to follow stay-at-home orders and implementing remote work plans for eligible employees. Our task force met weekly with division management to ensure health and safety compliance in the workplace.

Through COS, we have launched “The Path to Zero,” an initiative to drive our incident rate to zero. At Carlisle, safety is everyone’s responsibility. This includes our own employees, as well as contractors, suppliers, customers and others. Carlisle is committed to adhere to safety policies, procedures, and training to incorporate safety into all aspects of business operations. All safety incidents are investigated to reduce safety risks and share lessons learned. Carlisle measures and reviews safety performance and strives for continuous improvement along the Path to Zero.
Labor Matters
Employees represented by unions, local work councils or collective bargaining agreements as of December 31, 2020, are listed below, with the number of employees represented and the expiration date of the applicable agreements:

Location	Number of Agreements	Number of Employees Represented	Expiration Date
CIT - China	2	3,572	December 2022
CIT - Mexico	1	1,179	N/A
CBF - Italy(1)	3	307	December 2019 December 2020 December 2023	(2)
CCM - Germany	2	153	March 2021
CCM - Netherlands	1	130	September 2021
CBF - United Kingdom(1)	1	100	N/A
CIT - Switzerland	1	86	N/A
CCM - Romania	1	59	June 2021
CFT - Germany	5	26	N/A
(1)On August 2, 2021, the Company completed the sale of CBF to CentroMotion.
(2)The agreements between CBF and its employees that expired in December 2020 and 2019 are currently in negotiation for renewal.
Item 2.  Properties.
The number, location and size of the Company’s principal properties as of December 31, 2020, by segment follows:

	Number of Facilities					Square Footage (in millions)
	North America	Europe	Asia	Other	Total	Owned	Leased
Continuing Operations:
Carlisle Construction Materials	44	11	—	—	55	5.1	1.5
Carlisle Interconnect Technologies	18	2	4	—	24	0.6	1.1
Carlisle Fluid Technologies	8	3	2	1	14	0.5	0.2
Discontinued Operations:
Carlisle Brake & Friction(1)	4	2	4	—	10	1.0	0.2
Totals	74	18	10	1	103	7.2	3.0
(1)On August 2, 2021, the Company completed the sale of these properties in connection with its sale of CBF to CentroMotion.
The Company considers its principal properties, as well as the related machinery and equipment, to be generally well maintained, and suitable and adequate for its intended purposes.

PART II
Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations.
Carlisle Companies Incorporated (“Carlisle”, the “Company”, “we”, “us” or “our”) is a diversified manufacturer of highly engineered products. Carlisle is committed to generating superior shareholder returns by combining a unique management style of decentralization, entrepreneurial spirit, active mergers and acquisitions, and a balanced and disciplined approach to capital deployment, all with a culture of continuous improvement as embodied in the Carlisle Operating System ("COS"). Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is designed to provide a reader of our financial statements with a narrative from the perspective of Company management. All references to “Notes” refer to our Notes to Consolidated Financial Statements in this Annual Report on Form 10-K.
Executive Overview
2020 demonstrated yet again the strong earnings power of Carlisle's business model and our proven ability to deliver sustainable earnings even in significant downturns. Carlisle Construction Materials ("CCM") once again drove the majority of positives in Carlisle's results, supported by strong re-roofing trends, continued price discipline and management of raw material costs. CCM also made significant strides in integrating and improving our newer platforms of architectural metals and polyurethanes. CCM's sustainable cash generating abilities, combined with the Carlisle Experience, provide us with the financial and strategic flexibility that supports our conviction in achieving Vision 2025.
Our other business platforms made important improvements despite being impacted significantly in a challenging year. Carlisle Interconnect Technologies ("CIT") delivered results in line with our expectations in a year of record declines in the aerospace industry by focusing on delivering new products to increase our content per plane, rightsizing its manufacturing footprint, further integrating its medical platform, and continuing to invest in our test and measurement and sensors product lines. Carlisle Fluid Technologies ("CFT") exceeded expectations, leveraging a strong focus on execution while introducing exciting, innovative new products.
We remain balanced in our capital deployment approach. We are increasing our capital expenditures in 2021 to drive future growth. We continue to manage an active merger and acquisition pipeline focused on synergistic businesses that complement our high-margin product lines. Finally, we will remain active in returning capital to shareholders. Notably, we raised our dividend in 2020 for the 44th consecutive year and returned $495 million to shareholders in the form of share repurchases and dividends.
Vision 2025 gave us clear direction and consistency of mission during 2020 and will continue to guide our efforts as we accelerate into the expected economic recovery in 2021.
Summary Financial Results

(in millions, except per share amounts)	2020	2019	2018
Revenues	$3,969.9	$4,484.6	$4,105.7
Operating income	$487.8	$634.1	$510.0
Operating margin percentage	12.3%	14.1%	12.4%
Income from continuing operations	$325.7	$457.8	$358.3
(Loss) income from discontinued operations	$(5.6)	$15.0	$252.8
Diluted earnings per share attributable to common shares:
Income from continuing operations	$5.90	$7.93	$5.87
(Loss) income from discontinued operations	$(0.10)	$0.26	$4.15

Items affecting comparability:(1)
Impact to operating income	$37.6	$20.9	$12.8
Impact to income from continuing operations	$19.8	$0.8	$(2.0)
Impact to diluted EPS from continuing operations	$0.36	$0.02	$(0.04)
(1)Items affecting comparability primarily include exit and disposal and facility rationalization charges, costs of and related to acquisitions, idle capacity and labor costs, net of subsidies, asset impairments, litigation settlement costs, insurance settlements, (gains) losses from and costs related to divestitures, losses on debt extinguishment and non-comparable tax items. The tax effect is based on the rate of the jurisdiction where the expense is deductible. Refer to Items Affecting Comparability in this MD&A for further discussion.

2020 Compared with 2019
Revenues decreased in 2020 primarily reflecting lower volumes in all of our segments, which have continued to be impacted by the global economic slowdown due to the coronavirus pandemic ("COVID-19"). Contributions from acquisitions, primarily Providien, LLC ("Providien"), partially offset the decrease in volume.
The decrease in operating income in 2020 primarily reflected lower volumes as well as lower production levels increasing per unit costs and wage inflation. The decrease in operating income was partially offset by raw material savings, particularly in our CCM segment, lower incentive compensation and travel costs, and savings from COS.
Diluted earnings per share from continuing operations decreased primarily from the above operating income performance ($1.94 per share) and higher interest expense ($0.14 per share), partially offset by reduced average shares outstanding ($0.26 per share) resulting from our share repurchase program.
We generated $696.7 million in operating cash flows during 2020 and utilized cash on hand and cash provided by operations to return capital to shareholders through dividends and share repurchases, and fund capital expenditures.
2019 Compared with 2018
Revenues increased primarily reflecting contributions from the acquisition of Petersen Aluminum Corporation ("Petersen") in the CCM segment, higher volumes and continued price leadership, partially offset by unfavorable foreign currency exchange rates.
The increase in operating income primarily reflected the above revenue performance and benefits from raw material savings and contributions from COS, partially offset by wage inflation. Refer to Segment Results of Operations within this MD&A for further information related to segment operating income results.
Diluted earnings per share from continuing operations primarily benefited from the above operating income performance ($1.55 per share), reduced average shares outstanding ($0.42 per share) resulting from our share repurchase program, and a lower effective tax rate ($0.03 per share).
We generated $703.1 million in operating cash flows during 2019 and utilized cash on hand and cash provided by operations to fund acquisitions, fund capital projects and return capital to shareholders.
Consolidated Results of Operations
Revenues
2020 Compared with 2019

(in millions)	2020	2019	Change	%	Acquisition Effect	Price / Volume Effect	Exchange Rate Effect
Revenues	$3,969.9	$4,484.6	$(514.7)	(11.5)%	2.2%	(13.8)%	0.1%
The decrease in revenues in 2020 primarily reflected lower sales volumes in all segments, which continue to be impacted by the global economic slowdown due to COVID-19. CIT's volume decline was led by lower sales in the commercial aerospace market, and CCM and CFT experienced declines in sales volumes across all markets in which they operate. Partially offsetting the decline was a contribution from acquisitions of $101.4 million in 2020, primarily from Providien in the CIT segment.
2019 Compared with 2018

(in millions)	2019	2018	Change	%	Acquisition Effect	Price / Volume Effect	Exchange Rate Effect
Revenues	$4,484.6	$4,105.7	$378.9	9.2%	5.6%	4.0%	(0.4)%

The increase in revenues in 2019 primarily reflected a contribution of $176.2 million from the acquisition of Petersen in the CCM segment and $53.8 million from other acquisitions primarily in the CFT and CIT segments, and higher volumes and price from favorable commercial construction demand at CCM. The increase in revenues was partially offset by lower volumes at CFT, and unfavorable foreign currency rates due to a stronger U.S. dollar.

Revenues by Geographic Area

(in millions)	2020		2019		2018
United States	$3,327.8	84%	$3,719.1	83%	$3,303.5	80%
International:
Europe	313.0		330.7		334.5
Asia	162.6		215.5		230.5
Canada	86.3		101.4		109.2
Mexico	42.6		58.7		57.7
Middle East and Africa	28.3		38.0		45.4
Other	9.3		21.2		24.9
Total International	642.1	16%	765.5	17%	802.2	20%
Revenues	$3,969.9		$4,484.6		$4,105.7
Gross Margin
2020 Compared with 2019

(in millions)	2020	2019	Change	%
Gross margin	$1,137.4	$1,306.1	$(168.7)	(12.9)%
Gross margin percentage	28.7%	29.1%
Depreciation and amortization	$104.1	$97.0
Gross margin percentage (gross margin expressed as a percentage of revenues) declined in 2020, driven by lower sales volumes in all segments, as well as lower production levels increasing per unit costs and wage inflation, partially offset by favorable raw material pricing at CCM and purchase savings from COS. Also included in cost of goods sold were exit and disposal costs totaling $12.4 million in 2020, primarily at CIT, attributable to our restructuring initiatives, compared with $5.0 million in 2019. Refer to Note 8 for further information on exit and disposal activities.
2019 Compared with 2018

(in millions)	2019	2018	Change	%
Gross margin	$1,306.1	$1,123.3	$182.8	16.3%
Gross margin percentage	29.1%	27.4%
Depreciation and amortization	$97.0	$78.0
The increase in gross margin percentage in 2019 was driven by company-wide price realization, particularly in the CCM segment, savings from COS, favorable raw material dynamics and higher volumes. Partially offsetting these items were higher labor-related costs. Also included in cost of goods sold were exit and disposal costs totaling $5.0 million in 2019, primarily at CIT, attributable to our restructuring initiatives, compared with $1.9 million in 2018. Refer to Note 8 for further information on exit and disposal activities.
Selling and Administrative Expenses
2020 Compared with 2019

(in millions)	2020	2019	Change	%
Selling and administrative expenses	$603.2	$629.8	$(26.6)	(4.2)%
As a percentage of revenues	15.2%	14.0%
Depreciation and amortization	$96.6	$85.2
The decrease in selling and administrative expenses in 2020 primarily reflected lower travel, incentive compensation and medical costs. The decreases were partially offset by higher legal and consulting fees, termination costs associated with the expiration of the agreement to acquire Draka Fileca SAS and wage inflation. Also included in selling and administrative expenses were exit and disposal costs totaling $5.9 million in 2020, primarily at CFT and CIT, attributable to our restructuring initiatives, compared with $5.6 million in 2019. Refer to Note 8 for further information on exit and disposal activities.

2019 Compared with 2018

(in millions)	2019	2018	Change	%
Selling and administrative expenses	$629.8	$582.6	$47.2	8.1%
As a percentage of revenues	14.0%	14.2%
Depreciation and amortization	$85.2	$83.0
The increase in selling and administrative expenses in 2019 primarily reflected acquired selling, general and administrative costs and higher labor-related costs for equity and incentive compensation. Also included in selling and administrative expenses were exit and disposal costs totaling $5.6 million in 2019, primarily at CIT and CFT, attributable to our restructuring initiatives, compared with $1.9 million in 2018. Refer to Note 8 for further information on exit and disposal activities. The selling and administrative costs from acquired businesses also included non-cash amortization of acquired customer-related intangible assets. These increases were partially offset by continuing cost savings from the integration of acquired businesses.
Research and Development Expenses
2020 Compared with 2019

(in millions)	2020	2019	Change	%
Research and development expenses	$45.4	$52.2	$(6.8)	(13.0)%
As a percentage of revenues	1.1%	1.2%
Depreciation and amortization	$2.0	$1.5
Research and development expenses were lower in 2020 primarily reflecting lower new product development at our CIT and CFT segments.
2019 Compared with 2018

(in millions)	2019	2018	Change	%
Research and development expenses	$52.2	$45.5	$6.7	14.7%
As a percentage of revenues	1.2%	1.1%
Depreciation and amortization	$1.5	$1.0
Research and development expenses increased in 2019, compared with 2018, and primarily reflected new product development at our CFT, CCM and CIT segments.
Other Operating Expense (Income), net
2020 Compared with 2019

(in millions)	2020	2019	Change	%
Other operating expense (income), net	$1.0	$(10.0)	$11.0	(110.0)%
Items affecting comparability(1)	$4.5	$(7.2)
(1)Items affecting comparability include impairment charges, (gains) losses from divestitures, insurance recoveries and gain from contingent consideration. Refer to Items Affecting Comparability.
Other operating expense, net in 2020 primarily reflected $6.0 million of impairment charges and $2.4 million of losses on sales of fixed assets, primarily at CCM and CIT. Partially offsetting the expense was $2.5 million of rebates, $1.7 million of rental income, $1.4 million of royalty income and $0.7 million gain from insurance recoveries.
Other operating income, net in 2019 primarily reflected a $5.0 million gain on contingent consideration at CFT, $2.3 million of rebates and $1.4 million of gains on sales of assets.
2019 Compared with 2018

(in millions)	2019	2018	Change	%
Other operating income, net	$(10.0)	$(14.8)	$4.8	(32.4)%
Items affecting comparability(1)	$(7.2)	$(4.1)
(1)Items affecting comparability include a contingent consideration gain, net (gains) losses on sale of assets and litigation settlement costs, refer to Items Affecting Comparability.
Other operating income, net in 2019 primarily reflected a $5.0 million gain on contingent consideration at CFT, $2.3 million of rebates, and $1.4 million of gains on sales of assets.

Other operating income, net in 2018 primarily reflected a $6.2 million of gains on sales of assets primarily at CFT, CCM and CIT, and net gains from legal settlements.
Operating Income

(in millions)	2020	2019	2018
Operating income	$487.8	$634.1	$510.0
Operating margin percentage	12.3%	14.1%	12.4%
Refer to Segment Results of Operations within this MD&A for further information related to segment operating income results.
Interest Expense, net
2020 Compared with 2019

(in millions)	2020	2019	Change	%
Interest expense, net	$76.6	$66.0	$10.6	16.1%
Interest expense, net of capitalized interest, during 2020 primarily reflected higher long-term debt balances associated with our public offering of $750.0 million of 2.75% unsecured senior notes completed in February 2020, and draws on our Revolving Credit Facility (the "Facility") in the first quarter of 2020, which were repaid in the second quarter of 2020. Refer to Note 14 for further information on our long-term debt.
2019 Compared with 2018

(in millions)	2019	2018	Change	%
Interest expense, net	$66.0	$64.5	$1.5	2.3%
Interest expense, net of capitalized interest in 2019 and 2018 primarily reflected interest on our long-term debt. Refer to Note 14 for further information on our long-term debt.
Loss on Extinguishment of Debt
Loss on extinguishment of debt related to the early redemption in full of our $250.0 million aggregate principal amount of our outstanding 5.125% notes due December 15, 2020 (the “2020 Notes”). The 2020 Notes were redeemed on March 29, 2020 at the redemption price of $262.1 million. The redemption price included a premium of $8.4 million, along with $0.4 million of deferred issuance costs and resulted in a loss of $8.8 million. Refer to Note 14 for further discussion.
Interest Income
2020 Compared with 2019

(in millions)	2020	2019	Change	%
Interest income	$(4.7)	$(7.9)	$3.2	(40.5)%
Interest income decreased during 2020 primarily related to lower yields.
2019 Compared with 2018

(in millions)	2019	2018	Change	%
Interest income	$(7.9)	$(11.1)	$3.2	(28.8)%
Interest income decreased in 2019 primarily related to lower yields and a smaller average cash balance.
Other Non-operating Expense, net
2020 Compared with 2019

(in millions)	2020	2019	Change	%
Other non-operating expense, net	$2.9	$0.9	$2.0	NM
Items affecting comparability(1)	$4.8	$2.3
(1)Items affecting comparability include income tax related indemnification losses and (gains) losses on divestitures. Refer to Items Affecting Comparability.

Other non-operating expense, net in 2020 primarily reflected the release of a portion of the indemnification asset related to the Petersen acquisition resulting from escrow expirations, and net impact of the resolution of certain tax uncertainties related to the Accella Holdings, LLC ("Accella") acquisition and release of the corresponding indemnification assets, partially offset by foreign exchange gains and a gain on sale of a business at CFT.
Other non-operating expense, net in 2019 primarily reflected the net impact of the resolution of certain tax uncertainties related to the Accella acquisition and release of the corresponding indemnification assets, and foreign exchange gains.
2019 Compared with 2018

(in millions)	2019	2018	Change	%
Other non-operating expense, net	$0.9	$9.7	$(8.8)	NM
Items affecting comparability(1)	$2.3	7.7
(1)Items affecting comparability include income tax related indemnification losses and (gains) losses on divestitures, refer to Items Affecting Comparability.
Other non-operating expense, net, in 2019 and 2018 primarily reflected the net impact of the resolution of certain tax uncertainties related to the Accella acquisition and release of the corresponding indemnification assets and foreign exchange (gains) losses.
Income Taxes
2020 Compared with 2019

(in millions)	2020	2019	Change	%
Provision for income taxes	$78.5	$117.3	$(38.8)	(33.1)%
Effective tax rate	19.4%	20.4%
The provision for income taxes on continuing operations for 2020 is lower than 2019 primarily reflecting lower pre-tax income in the U.S., and to a lesser extent in foreign jurisdictions. This equated to lower taxes of $37.3 million, and approximately $1.5 million of net lower taxes related to other permanent differences and the impact of prior year taxes in the current year, primarily related to:
•Favorable change of $8.4 million primarily related to the lapse of statutes on uncertain tax positions;
•Unfavorable change of $4.8 million related to reduction in return to provision adjustments; and
•Unfavorable change of $2.3 million related to windfall tax benefits for current year stock-based compensation.

Refer to Note 9 for further information related to income taxes.
2019 Compared with 2018

(in millions)	2019	2018	Change	%
Provision for income taxes	$117.3	$88.6	$28.7	32.4%
Effective tax rate	20.4%	19.8%
The provision for income taxes on continuing operations for 2019 is higher than 2018 primarily reflecting higher pre-tax income in the U.S., and to a lesser extent in foreign jurisdictions. This equated to higher taxes of $29.7 million, and approximately $1.0 million of net lower taxes related to other permanent differences and the impact of prior year taxes in the current year, primarily related to:
•Higher current year expected research & development tax credits of $2.0 million
•Higher windfall tax benefits related to current year stock-based compensation of $1.3 million, and
•Unfavorable reduction in adjustments to prior year taxes of $2.3 million.

(Loss) Income from Discontinued Operations

(in millions)	2020	2019	2018
(Loss) income from discontinued operations before taxes	$(8.3)	$18.4	$299.1
(Benefit from) provision for income taxes	(2.7)	3.4	46.3
(Loss) income from discontinued operations	$(5.6)	$15.0	$252.8
Loss from discontinued operations of $5.6 million in 2020 relates to the operating results of the CBF segment and workers' compensation accruals associated with a former business disposed of in 2005.
Income from discontinued operations of $15.0 million in 2019 relates to the operating results of the CBF segment and the settlement of prior income tax positions in the current year related to the sale of Carlisle FoodService Products ("CFS"), partially offset by an environmental remediation accrual associated with a former business disposed of in 2009.
Income from discontinued operations of $252.8 million in 2018 primarily reflects the pre-tax gain on sale of CFS totaling $296.8 million. Excluding the gain on sale, income from discontinued operations reflects the operating results of the CBF segment and operating activity of CFS from January 1, 2018 through March 20, 2018, the date that the sale of CFS was completed.
Refer to Note 4 for additional information related to discontinued operations.
Segment Results of Operations
We continue to operate our facilities as essential business operations, while adhering to all health and safety measures for onsite employees. We have taken several steps to address the overall effects of COVID-19 on Carlisle and continue to assess the risks and potential impacts on our businesses. We have developed plans and implemented actions to mitigate risks and enhance the performance of our businesses in an uncertain environment dependent largely on future developments, which are highly uncertain and cannot be predicted.
Carlisle Construction Materials (“CCM”)
CCM delivered 1.0% year-over-year improvement in operating income despite a 7.4% decline in revenue. Notably, there was sequential improvement in sales beginning in September, when sales increased year-over-year for the first time since the pandemic began that carried into the fourth quarter. CCM was able to expand operating margin through favorable raw materials pricing, maintained price discipline and improved operating efficiencies from COS.
We continue to invest in CCM Europe, evidenced by new regional leadership, expansion of our world-class facility in Waltershausen, Germany and several new product introductions planned for 2021. Within our architectural metals platform, we have set plans in motion for three new locations in underserved regions around the U.S. while making progress consolidating our teams to drive commercial synergies and operational efficiencies. Our polyurethane business is driving sustainable growth providing products and solutions with energy efficiency in both residential and commercial applications. The polyurethane team, in collaboration with CFT engineering, has introduced an industry-first integrated spray foam insulation equipment solution (IntelliSpray), which optimizes productivity and material savings when used with CCM's complete product portfolio of open and closed cell products.
2020 Compared with 2019

(in millions)	2020	2019	Change	%	Acquisition Effect	Price / Volume Effect	Exchange Rate Effect
Revenues	$2,995.6	$3,233.3	$(237.7)	(7.4)%	0.1%	(7.5)%	—%
Operating income	$581.6	$576.0	$5.6	1.0%
Operating margin percentage	19.4%	17.8%
Depreciation and amortization	$98.0	$93.9
Items affecting comparability(1)	$3.3	$2.2
(1)Items affecting comparability in 2020 include idle capacity and labor costs, net of subsidies, of $3.7 million, exit and disposal and facility rationalization costs of $1.0 million and acquisition related costs of $0.1 million, partially offset by a gain from divestiture of $0.8 million and a gain from insurance recoveries of $0.7 million. Items affecting comparability in 2019 include acquisition related costs of $2.6 million and exit and disposal and facility rationalization costs of $0.3 million, partially offset by a gain from divestiture of $0.7 million. Refer to Items Affecting Comparability.

CCM’s revenue decline in 2020 primarily reflected lower volumes across all of our product lines due to delays in customer demand and in new construction projects attributable to COVID-19.
CCM’s operating margin percentage growth in 2020 was driven by favorable raw material pricing, lower travel and administrative costs and savings from COS, partially offset by lower volumes, unfavorable price and wage inflation.
2019 Compared with 2018

(in millions)	2019	2018	Change	%	Acquisition Effect	Price / Volume Effect	Exchange Rate Effect
Revenues	$3,233.3	$2,880.3	$353.0	12.3%	6.4%	6.2%	(0.3)%
Operating income	$576.0	$435.4	$140.6	32.3%
Operating margin percentage	17.8%	15.1%
Depreciation and amortization	$93.9	$77.9
Items affecting comparability(1)	$2.2	$0.4
(1)Items affecting comparability include acquisition related costs ($2.6 million in 2019 and $2.2 million in 2018), gain from divestitures ($(0.7) million in 2019 and $(1.8) million in 2018) and exit and disposal costs ($0.3 million in 2019), refer to Items Affecting Comparability.
CCM’s revenue growth in 2019 reflected contribution from acquisitions, primarily Petersen, and higher volumes driven by continued strength in U.S. commercial roofing demand and new product introductions.
CCM’s operating margin percentage growth in 2019 primarily reflected raw material savings, positive volume leverage, price realization and savings from COS.
Carlisle Interconnect Technologies (“CIT”)
CIT delivered results in line with our expectations in a year of record declines in the aerospace industry by focusing on delivering new products to increase our content per plane, rightsizing its manufacturing footprint, further integrating its medical platform, and continuing to invest in our test and measurement and sensors product lines.
In August 2020, as a result of the market declines caused by COVID-19, we announced the closure of our manufacturing operations in Kent, Washington, and the relocation of selected operations to our existing facilities primarily in North America. This project is estimated to take 12 to 18 months to complete. Total project costs are expected to approximate $18.3 million, with approximately $11.5 million remaining to be incurred.
In April 2020, we announced plans to exit our manufacturing operations in Mobile, Alabama, and relocate the majority of those operations to CIT's existing manufacturing facility in Franklin, Wisconsin. This project is substantially complete with cumulative costs of $1.6 million recognized through December 31, 2020.
In January 2019, we announced the relocation of our connectors manufacturing operations in El Segundo, California, and Riverside, California, to our existing lower cost facilities in North America. This project is complete with cumulative costs of $20.8 million recognized through December 31, 2020. Refer to Note 8 for further information regarding exit and disposal activities.
2020 Compared with 2019

(in millions)	2020	2019	Change	%	Acquisition Effect	Price / Volume Effect	Exchange Rate Effect
Revenues	$731.6	$972.9	$(241.3)	(24.8)%	8.3%	(33.1)%	—%
Operating income	$(2.1)	$131.6	$(133.7)	(101.6)%
Operating margin percentage	(0.3)%	13.5%
Depreciation and amortization	$77.5	$63.0
Items affecting comparability(1)	$26.7	$16.7
(1)Items affecting comparability in 2020 include exit and disposal and facility rationalization costs of $16.4 million, an impairment charge of $6.0 million, idle capacity and labor costs, net of subsidies, of $3.9 million and acquisition related costs of $0.4 million. Items affecting comparability in 2019 include exit and disposal and facility rationalization costs of $13.6 million and acquisition related costs of $3.1 million. Refer to Items Affecting Comparability.
CIT's revenue decline in 2020 primarily reflected lower volumes, led by the commercial aerospace market as a result of continued delays in the 737 Max production and lower build rates on narrow and wide body aircraft by OEMs, given steep declines in airline travel and customer plant shutdowns. The decline was partially offset by acquired medical device product lines.

CIT’s operating margin percentage decrease in 2020 was driven by lower volumes, unfavorable mix, higher restructuring and facility rationalization costs, and wage and raw material inflation, partially offset by savings from COS and lower incentive compensation and travel costs.
2019 Compared with 2018

(in millions)	2019	2018	Change	%	Acquisition Effect	Price / Volume Effect	Exchange Rate Effect
Revenues	$972.9	$933.8	$39.1	4.2%	2.4%	2.1%	(0.3)%
Operating income	$131.6	$117.3	$14.3	12.2%
Operating margin percentage	13.5%	12.6%
Depreciation and amortization	$63.0	$58.3
Items affecting comparability(1)	$16.7	$9.2
(1)Items affecting comparability include exit and disposal and facility rationalization costs ($13.6 million in 2019 and $8.2 million in 2018), acquisition related costs ($3.1 million in 2019 and $0.1 million in 2018), litigation settlement costs ($2.5 million in 2018) and gains from divestitures ($(1.6) million in 2018), refer to Items Affecting Comparability.
CIT's revenue growth in 2019 primarily reflected contributions from the acquisition of Providien and MicroConnex, higher volumes and price realization.
CIT’s operating margin percentage increased in 2019, driven by savings from COS and price realization, partially offset by wage inflation.
Carlisle Fluid Technologies (“CFT”)
2020 Compared with 2019

(in millions)	2020	2019	Change	%	Acquisition Effect	Price / Volume Effect	Exchange Rate Effect
Revenues	$242.7	$278.4	$(35.7)	(12.8)%	6.3%	(19.8)%	0.7%
Operating income	$5.3	$24.0	$(18.7)	(77.9)%
Operating margin percentage	2.2%	8.6%
Depreciation and amortization	$23.4	$24.1
Items affecting comparability(1)	$4.2	$0.8
(1)Items affecting comparability in 2020 include exit and disposal and facility rationalization costs of $3.7 million and acquisition related costs of $0.5 million. Items affecting comparability in 2019 includes acquisition related costs of $3.1 million and exit and disposal and facility rationalization costs $2.7 million, partially offset by a contingent consideration gain of $5.0 million. Refer to Items Affecting Comparability.
CFT's revenue decline in 2020 primarily reflected volume declines due to COVID-19 across all markets in which they operate, partially offset by contributions from acquisitions and price realization.
CFT’s operating margin percentage decrease in 2020 was driven by lower volumes and wage and raw material inflation, partially offset by lower incentive compensation and travel costs, savings from COS and price realization.
2019 Compared with 2018

(in millions)	2019	2018	Change	%	Acquisition Effect	Price / Volume Effect	Exchange Rate Effect
Revenues	$278.4	$291.6	$(13.2)	(4.5)%	8.2%	(11.3)%	(1.4)%
Operating income	$24.0	$37.1	$(13.1)	(35.3)%
Operating margin percentage	8.6%	12.7%
Depreciation and amortization	$24.1	$22.9
Items affecting comparability(1)	$0.8	$(0.1)
(1)Items affecting comparability include exit and disposal and facility rationalization costs ($2.7 million in 2019 and $3.1 million in 2018), acquisition related costs ($3.1 million in 2019), contingent consideration gains ($(5.0) million in 2019) and gains from divestitures ($(3.2) million in 2018), refer to Items Affecting Comparability.
CFT's revenue declined in 2019, reflecting volume declines, particularly in the industrial and automotive end markets, partially offset by a contribution from acquisitions and price realization.

CFT’s operating margin percentage performance in 2019 declined, reflecting lower volumes, and raw material and wage inflation, partially offset by savings from COS and price realization.
Liquidity and Capital Resources
A summary of our cash and cash equivalents by region follows:

(in millions)	December 31, 2020	December 31, 2019
Europe	$113.7	$60.6
North America (excluding U.S.)	50.8	43.4
China	18.4	17.2
Asia Pacific (excluding China)	27.0	64.4
International cash and cash equivalents	209.9	185.6
U.S. cash and cash equivalents	687.2	156.9
Total cash and cash equivalents	$897.1	$342.5
We maintain liquidity sources primarily consisting of cash and cash equivalents as well as availability under our Facility. In the near term, cash on hand is our primary source of liquidity. The increase in cash and cash equivalents compared with December 31, 2019, was primarily related to cash generated from operations and proceeds from our public offering of $750.0 million of unsecured senior notes due in March 2030, partially offset by the early redemption of our $250.0 million notes due in December 2020. Additionally, during 2020 we utilized cash on hand to fund share repurchases, capital expenditures and pay dividends to shareholders.
In certain countries, primarily China, our cash is subject to local laws and regulations that require government approval for conversion of such cash to U.S. Dollars, as well as for transfer of such cash, both temporarily and permanently outside of that jurisdiction. In addition, upon permanent transfer of cash outside of certain jurisdictions, primarily in China, we may be subject to withholding taxes, and as such we have accrued $4.6 million in anticipation of those taxes as of December 31, 2020.
Despite the continued uncertainty in global markets resulting from COVID-19, we believe we have sufficient cash on hand, availability under the Facility and operating cash flows to meet our business requirements for at least the next 12 months. At the discretion of management, the Company may use available cash on capital expenditures, dividends, common stock repurchases, acquisitions and strategic investments.
We also anticipate we will have sufficient cash on hand, as well as available liquidity under the Facility, to pay outstanding principal balances of our existing notes by the respective maturity dates. Another potential source of liquidity is access to public capital markets, subject to market conditions. We may access the capital markets to repay the outstanding balance, if our sources of liquidity have been used for other strategic purposes by the time of maturity. Refer to Debt Instruments below.
Sources and Uses of Cash and Cash Equivalents

(in millions)	2020	2019	2018
Net cash provided by operating activities	$696.7	$703.1	$339.2
Net cash (used in) provided by investing activities	(122.6)	(694.9)	629.2
Net cash used in financing activities	(24.7)	(461.2)	(540.7)
Effect of foreign currency exchange rate changes on cash	1.6	0.6	(1.1)
Change in cash and cash equivalents	$551.0	$(452.4)	$426.6
2020 Compared with 2019
We generated operating cash flows totaling $696.7 million for 2020 (including working capital sources of $81.5 million), compared with $703.1 million for 2019 (including working capital uses of $9.5 million). Lower operating cash flows in 2020 primarily reflect lower cash earnings, partially offset by a decline in working capital, both as a result of a decline in volumes.
Cash used in investing activities of $122.6 million for 2020 primarily reflected capital expenditures of $95.5 million and the acquisition of Motion Tech Automation, LLC ("MTA"), net of cash acquired, for $33.0 million. Cash used in investing activities of $694.9 million for 2019 primarily reflected the acquisitions, net of cash acquired, of Providien for $328.7 million, Petersen for $202.0 million, MicroConnex Corporation ("MicroConnex") for $45.4 million and other acquisitions for $40.3 million, and capital expenditures of $88.9 million.

Cash used in financing activities was $24.7 million for 2020. Net proceeds from our February notes offering, partially offset by the early redemption of our senior notes due December 15, 2020, and financing costs associated with our February notes offering, totaled $458.0 million. Additionally, we used cash of $382.4 million for share repurchases and $112.4 million for cash dividend payments, reflecting the increased annual dividend of $2.05 per share. Cash used in financing activities of $461.2 million for 2019 primarily reflected $382.1 million of share repurchases and $102.9 million of cash dividend payments.
2019 Compared with 2018
We generated operating cash flows totaling $703.1 million for 2019 (including working capital uses of $9.5 million), compared with $339.2 million for 2018 (including working capital uses of $224.9 million). Higher operating cash flows in 2019 primarily reflect higher cash earnings, more efficient investment in working capital and non-recurrence of cash tax payments for the sale of CFS (also included in 2018 working capital uses).
Cash used in investing activities of $694.9 million for 2019 primarily reflected the acquisitions of Providien, net of cash acquired, for $328.7 million, Petersen, net of cash acquired, for $202.0 million, MicroConnex, net of cash acquired, for $45.4 million and other acquisitions, net of cash acquired, for $40.3 million, and capital expenditures of $88.9 million. Cash provided by investing activities of $629.2 million for 2018 primarily reflected the sale of CFS for gross proceeds of $758.0 million, partially offset by capital expenditures of $120.7 million.
The cash used in financing activities of $461.2 million for 2019 primarily reflected $382.1 million of share repurchases and $102.9 million of dividend payments, reflecting the increased annual dividend of $1.80 per share. Cash used in financing activities of $540.7 million for 2018 primarily reflected $459.8 million of share repurchases and $93.5 million of dividend payments.
Share Repurchases
On February 5, 2019, the Board of Directors (the "Board") approved a 5 million share increase in the Company's stock repurchase program. We repurchased approximately 3.1 million shares in 2020 as part of our plan to return capital to shareholders, utilizing $382.4 million of our cash on hand. As of December 31, 2020, we had authority to repurchase 1.9 million shares.
On February 2, 2021, the Board approved an additional 5 million share increase in the Company's stock repurchase program. Purchases may occur from time to time in the open market and no maximum purchase price has been set. The decision to repurchase shares depends on price, availability and other corporate developments. The Company plans to continue to repurchase shares in 2021 on an opportunistic basis.
We intend to pay dividends to our shareholders and have increased our dividend rate annually for the past 44 years. On February 2, 2021, the Board declared a regular quarterly dividend of $0.525 per share, payable on March 1, 2021, to shareholders of record at the close of business on February 19, 2021.
Debt Instruments
Senior Notes
On February 28, 2020, the Company completed a public offering of $750.0 million of unsecured senior notes with a stated interest rate of 2.75% due March 1, 2030 (the “2030 Notes”). The 2030 Notes were issued at a discount of $9.3 million, resulting in proceeds to the Company of $740.7 million. The Company incurred costs to issue the 2030 Notes of approximately $22.9 million, inclusive of underwriters’, credit rating agencies’ and attorneys’ fees, loss on treasury lock contracts and other costs. The discount, issuance costs and loss on treasury locks are amortized to interest expense over the life of the 2030 Notes. Interest is payable each March 1 and September 1, and commenced on September 1, 2020.
On February 28, 2020, we issued a notice for the redemption in full of our $250.0 million aggregate principal amount of our outstanding 5.125% notes due December 15, 2020 (the “2020 Notes”). The 2020 Notes were redeemed on March 29, 2020 at the redemption price of $262.1 million. We recognized a loss on extinguishment of debt totaling $8.8 million in the first quarter of 2020.
We also have senior unsecured notes outstanding of $350.0 million due November 15, 2022 (at a stated interest rate of 3.75%), $400.0 million due December 1, 2024 (at a stated interest rate of 3.5%) and $600.0 million due December 1, 2027 (at a stated interest rate of 3.75%) that are rated BBB by Standard & Poor’s and Baa2 by Moody’s.

Revolving Credit Facility
On February 5, 2020, we entered into our Fourth Amended and Restated Credit Agreement (the “Amendment”) administered by JPMorgan Chase Bank, N.A. Among other things, the Amendment extended the maturity date of the Facility from February 21, 2022, to February 5, 2025.
During 2020, borrowings under the Facility totaled $500.0 million with a weighted average interest rate of 1.9%, and repayments totaled $500.0 million. As of December 31, 2020, there were no borrowings under the Facility and $1.0 billion of availability. During the year ended and as of December 31, 2019 there were no borrowings under the Facility.
Debt Covenants
We are required to meet various restrictive covenants and limitations under our senior notes and revolving credit facility including certain leverage ratios, interest coverage ratios and limits on outstanding debt balances held by certain subsidiaries. We were in compliance with all covenants and limitations as of December 31, 2020 and 2019.
Refer to Note 14 for further information on our debt instruments.
Critical Accounting Estimates
Our significant accounting policies are more fully described in Note 1. In preparing the Consolidated Financial Statements in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”), the Company’s management must make informed decisions which impact the reported amounts and related disclosures. Such decisions include the selection of the appropriate accounting principles to be applied and assumptions on which to base estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosure of contingent assets and liabilities. We evaluate our estimates, including those related to goodwill and indefinite-lived intangible assets, valuation of long-lived assets, revenue recognition, income taxes and extended product warranties on an ongoing basis. The Company bases its estimates on historical experience, terms of existing contracts, our observation of trends in the industry, information provided by our customers and information available from other outside sources, that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.
On August 2, 2021, we completed the sale of our CBF segment to CentroMotion for gross proceeds of (i) $250 million cash at closing, subject to certain adjustments, and (ii) the right to receive up to an additional $125 million based on CBF's achievement of certain performance targets. The results of operations for the CBF segment have been classified as discontinued operations for all periods presented in the Consolidated Statements of Income. Assets and liabilities subject to the sale agreement for CBF have been classified as held for sale for all periods presented in the Consolidated Balance Sheets. Refer to Note 4 for further discussion of our discontinued operations.
Business Combinations
As noted in Executive Overview we have a history and a strategy of acquiring businesses. We account for these business combinations as required by GAAP under the acquisition method of accounting, which requires us to recognize the assets acquired and the liabilities assumed at their acquisition date fair values. Deferred taxes are recorded for any differences between fair value and tax basis of assets acquired and liabilities assumed and can vary based on the structure of the acquisition as to whether it is a taxable or non-taxable transaction. To the extent the purchase price of the acquired business exceeds the fair values of the assets acquired and liabilities assumed, including deferred income taxes recorded in connection with the transaction, such excess is recognized as goodwill (see further below for our critical accounting estimate regarding post-acquisition accounting for goodwill). The most critical areas of judgment in applying the acquisition method include selecting the appropriate valuation techniques and assumptions that are used to measure the acquired assets and assumed liabilities at fair value, particularly for intangible assets, contingent consideration, acquired tangible assets such as property, plant and equipment, and inventory.

The key techniques and assumptions utilized by type of major acquired asset or liability generally include:

Asset/Liability	Typical Valuation Technique	Key Assumptions
Technology-based intangible assets	Relief from royalty method	•Estimated future revenues from acquired technology •Royalty rates that would be paid if licensed from a third-party •Discount rates
Customer-based intangible assets	Multiple-period excess earnings method	•Estimated future revenues from existing customers •Rates of customer attrition •Discount rates •Contributory asset charges
Trademark/trade name intangible assets	Relief from royalty method	•Estimated future revenues from acquired trademark/trade name •Economic useful lives (definite vs. indefinite) •Royalty rates that would be paid if licensed from a third-party •Discount rates
Property, plant & equipment	Market comparable transactions (real property) and replacement cost, new less economic deprecation (personal property)	•Similarity of subject property to market comparable transactions •Costs of like equipment in new condition •Economic obsolescence rates
Inventory	Net realizable value less (i) estimated costs of completion and disposal, and (ii) a reasonable profit allowance for the seller	•Estimated percentage complete (WIP inventory) •Estimated selling prices •Estimated completion and disposal costs •Estimated profit allowance for the seller
Contingent consideration	Discounted future cash flows	•Future revenues and/or net earnings •Discount rates
In selecting techniques and assumptions noted above, we generally engage third-party, independent valuation professionals to assist us in developing the assumptions and applying the valuation techniques to a particular business combination transaction. In particular, the discount rates selected are compared to and evaluated with (i) the industry weighted-average cost of capital, (ii) the inherent risks associated with each type of asset and (iii) the level and timing of future cash flows appropriately reflecting market participant assumptions.
As noted above, goodwill represents a residual amount of purchase price. However, the primary items that generate goodwill include the value of the synergies between the acquired company and our existing businesses and the value of the acquired assembled workforce, neither of which qualifies for recognition as an intangible asset. Refer to Note 3 for more information regarding business combinations, specifically the items that generated goodwill in our recent acquisitions.
Subsequent Measurement of Goodwill
Goodwill is not amortized but is tested annually, or more often if impairment indicators are present, for impairment at a reporting unit level. Goodwill is tested for impairment via a one-step process by comparing the fair value of goodwill with its carrying value. We recognize an impairment for the amount by which the carrying amount exceeds the fair value. We estimate the fair value of our reporting units based on the income approach utilizing the discounted cash flow method ("DCF") and the market approach utilizing the public company market multiple method. The key techniques and assumptions generally include:

Valuation Technique	Key Assumptions
Discounted future cash flows	•Estimated future revenues •Earnings before interest, taxes, depreciation and amortization ("EBITDA") margins •Discount rates
Market multiple method	•Peer public company group •Financial performance of reporting units relative to peer public company group
We have determined that we have four reporting units and have allocated goodwill to those reporting units as follows:

(in millions)	December 31, 2020	December 31, 2019
Continuing Operations:
Carlisle Construction Materials	$613.0	$597.1
Carlisle Interconnect Technologies	835.6	835.2
Carlisle Fluid Technologies	193.1	187.5
	$1,641.7	$1,619.8
Discontinued Operations:
Carlisle Brake & Friction	$96.5	$96.5
Total	$1,738.2	$1,716.3
Annual Impairment Test
We test our goodwill for impairment annually as of October 1. For the 2020 impairment test, the CCM reporting unit was tested for impairment using a qualitative approach. Under this approach, an entity may assess qualitative factors as well as relevant events and circumstances to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Through the results of our analysis, we determined that it is not more likely than not that the fair value of the CCM reporting unit was less than its carrying value and thus, a quantitative analysis was not performed. The CIT, CFT and CBF reporting units were tested for impairment using the quantitative approach described above, resulting in fair value that substantially exceeded the carrying value for each of the reporting units.
We will continue to closely monitor actual results versus expectations as well as whether and to what extent any significant changes in current events or conditions, including changes to the impacts of COVID-19 on our business, result in corresponding changes to our expectations about future estimated cash flows, discount rates and market multiples. If our adjusted expectations of the operating results, both in size and timing, of CIT, CFT and CBF do not materialize, if the discount rate increases (based on increases in interest rates, market rates of return or market volatility) or if market multiples decline, we may be required to record goodwill impairment charges, which may be material.
While we believe our conclusions regarding the estimates of fair value of our reporting units are appropriate, these estimates are subject to uncertainty and by nature include judgments and estimates regarding various factors. These factors include the rate and extent of growth in the markets that our reporting units serve, the realization of future sales price and volume increases, fluctuations in exchange rates, fluctuations in price and availability of key raw materials, future operating efficiencies and, as it pertains to discount rates, the volatility in interest rates and costs of equity.
Refer to Note 12 for more information regarding goodwill.
Subsequent Measurement of Indefinite-Lived Intangible Assets
As discussed above, indefinite-lived intangible assets are recognized and recorded at their acquisition-date fair value. Intangible assets with indefinite useful lives are not amortized but are tested annually at the appropriate unit of account, which generally equals the individual asset, or more often if impairment indicators are present. Indefinite-lived intangible assets are tested for impairment via a one-step process by comparing the fair value of the intangible asset with its carrying value. We recognize an impairment charge for the amount by which the carrying amount exceeds the intangible asset's fair value. We generally estimate the fair value of our indefinite-lived intangible assets consistent with the techniques noted above using our expectations about future cash flows, discount rates and royalty rates for purposes of the annual test. We monitor for significant changes in those assumptions during interim reporting periods. We also periodically re-assess indefinite-lived intangible assets as to whether its useful lives can be determined, and if so, we would begin amortizing any applicable intangible asset.
Annual Impairment Test
We test our indefinite-lived intangible assets for impairment annually as of October 1. For the 2020 impairment test, the CCM indefinite-lived intangible assets were tested for impairment using a qualitative approach. The CIT, CFT and CBF indefinite-lived intangible assets were tested for impairment using the quantitative approach described above, resulting in fair values that substantially exceeded the carrying values, with the exception of four trade names with an aggregate carrying value of $68.0 million that exceeded their carrying amounts by less than 5%.
We will continue to closely monitor actual results versus expectations as well as whether and to what extent any significant changes in current events or conditions, including changes to the impacts of COVID-19 on our business, result in corresponding changes to our expectations about future estimated revenues and discount rates. If our adjusted expectations of the revenues, both in size and timing, of CIT, CFT and CBF trade names do not materialize or if the discount rate increases (based on increases in interest rates, market rates of return or market volatility), we may be required to record trade name impairment charges, which may be material.
Refer to Note 12 for more information regarding intangible assets.
Valuation of Long-Lived Assets
Long-lived assets or asset groups, including amortizable intangible assets, are tested for recoverability whenever events or circumstances indicate that the undiscounted future cash flows do not exceed the carrying amount of the asset or asset group. For purposes of testing for impairment, we group our long-lived assets classified as held and used at the lowest level for which identifiable cash flows are largely independent of the cash flows from other assets and liabilities, which means that in many cases multiple assets are tested for recovery as a group. Our asset groupings vary based on the related business in which the long-lived assets are employed and the interrelationship between those long-lived assets in producing net cash flows; for example, multiple manufacturing facilities may work in concert with one another or may work on a stand-alone basis to produce net cash flows. We utilize our long-lived assets in multiple industries and economic environments and our asset groupings reflect these various factors.
We monitor the operating and cash flow results of our long-lived assets or asset groups classified as held and used to identify whether events and circumstances indicate the remaining useful lives of those assets should be adjusted, or if the carrying value of those assets or asset groups may not be recoverable. Undiscounted estimated future cash flows are compared to the carrying value of the long-lived asset or asset group in the event indicators of impairment are identified. In developing our estimates of future undiscounted cash flows, we utilize our internal estimates of future revenues, costs and other net cash flows from operating the long-lived asset or asset group over the life of the asset or primary asset, if an asset group. This requires us to make judgments about future levels of sales volume, pricing, raw material costs and other operating expenses.
If the undiscounted estimated future cash flows are less than the carrying amount, we determine the fair value of the asset or asset group and record an impairment charge in current earnings to the extent carrying value exceeds fair value. Fair values may be determined based on estimated discounted cash flows, by prices for like or similar assets in similar markets or a combination of both. All of our asset groups were recoverable as of December 31, 2020.
Long-lived assets or asset groups that are part of a disposal group that meets the criteria to be classified as held for sale are not assessed for impairment, but rather a loss on sale is recorded against the disposal group if fair value, less cost to sell, of the disposal group is less than its carrying value. If the disposal group’s fair value exceeds its carrying value, we record a gain, assuming all other criteria for a sale are met, when the transaction closes.
Revenue Recognition
Revenue is recognized when obligations under the terms of a contract with a customer are satisfied; generally, this occurs with the transfer of control of our products or services. Revenue is measured as the amount of total consideration expected to be received in exchange for transferring goods or providing services. Total expected consideration, in certain cases, is estimated at each reporting period, including interim periods, and is subject to change with variability dependent on future events, such as customer behavior related to future purchase volumes, returns, early payment discounts and other customer allowances. Estimates for rights of return, discounts and rebates to customers, and other adjustments for variable consideration are provided for at the time of sale as a deduction to revenue, based on an analysis of historical experience and actual sales data. Changes in these estimates are reflected as an adjustment to revenue in the period identified. Sales, value added and other taxes collected concurrently with revenue-producing activities are excluded from revenue.
We receive payment at the inception of the contract for separately priced extended service warranties, and revenue is deferred and recognized on a straight-line basis over the life of the contracts. The term of these warranties ranges from five to 40 years. The weighted average life of the contracts as of December 31, 2020, is approximately 20 years.
Additionally, critical judgments and estimates related to revenue recognition relative to certain customer contracts in our CIT and CFT segments, in which they are contract manufacturers or where they have entered into an agreement to provide both services (engineering and design) and products resulting from those services, include the following:
•Determination of whether revenue is earned at a "point-in-time" or "over time": Where contracts provide for the manufacture of highly customized products with no alternative use and provide CIT or CFT the right to payment for work performed to date, including a normal margin for that effort, we have concluded those contracts require the recognition of revenue over time.
•Measurement of revenue using the key inputs of expected gross margin and inventory in our possession. We utilize an estimate of expected gross margin based on historical margin patterns and management’s experience, which vary based on the customers and end markets being evaluated. There are multiple unique customer contracts at CIT or CFT. Accordingly, the estimate of expected margin is done for each customer discretely. We review the margins for these categories as contracts, customers and product profiles change over time to ensure that the margin expectations reflect the best available data for each category.
Income Taxes
Our income tax expense, deferred tax assets and liabilities, and liabilities for unrecognized tax benefits reflect management’s best estimate of current and future taxes to be paid. We are subject to income taxes in the U.S. and numerous foreign jurisdictions. Significant judgments and estimates are required in the determination of the consolidated income tax expense.
Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and its reported amounts in the financial statements, which will result in taxable or deductible amounts in the future. In evaluating our ability to recover our deferred tax assets in the jurisdiction from which they arise, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax-planning strategies and results of recent operations.
We believe that it is more likely than not that the benefit from certain U.S. federal, state and foreign net operating loss ("NOL"), and credit carryforwards will not be realized. In recognition of this risk, we have provided a valuation allowance of $7.1 million on the deferred tax assets related to these carryforwards.
We (1) record unrecognized tax benefits as liabilities in accordance with Accounting Standards Codification 740, Income Taxes ("ASC 740") and (2) adjust these liabilities when our judgment changes as a result of the evaluation of new information not previously available. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the unrecognized tax benefit liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available.
Extended Product Warranty Reserves
We offer extended warranty contracts on sales of certain products, the most significant being those offered on our installed roofing systems within the CCM segment. Current costs of services performed under these contracts are expensed as incurred. We also record an additional loss and a corresponding reserve if the total expected costs of providing services under the contract exceed unamortized deferred revenues equal to such excess. We estimate total expected warranty costs using actuarially derived estimates of future costs of servicing the warranties. The key inputs that are utilized to develop these estimates include historical claims experience by type of roofing membrane, location, and labor and material costs. The estimates of the volume and severity of these claims and associated costs are dependent upon the above assumptions and future results could differ from our current expectations. We currently do not have any material loss reserves recorded associated with our extended product warranties.

New Accounting Standards
Refer to Note 1 for information regarding new accounting standards.
Items Affecting Comparability
Items affecting comparability include costs, and losses or gains related to, among other things, growth and profitability improvement initiatives and other events outside of core business operations (such as exit and disposal and facility rationalization charges, costs of and related to acquisitions, idle capacity and labor costs, asset impairments, net of subsidies, litigation settlement costs, insurance settlements, gains and losses from and costs related to divestitures, losses on debt extinguishment, and non-comparable tax items). Because these items affect our, or any particular operating segment's, financial condition or results in a specific period in which they are recognized, we believe it is appropriate to present the total of these items to provide information regarding the comparability of results of operations period to period. The components of items affecting comparability follows:

	2020
(in millions, except per share amounts)	Impact to Operating Income	Impact to Income from Continuing Operations		Impact to Diluted EPS
Exit and disposal costs	$19.0	$14.5		$0.26
Other facility rationalization costs	2.1	1.6		0.03
Acquisition related costs:
Inventory step-up amortization	0.7	0.5		0.01
Other acquisition costs	3.7	2.9		0.05
Idle capacity and labor costs, net of subsidies	7.6	5.7		0.11
Impairment charges	6.0	4.6		0.08
Gains from insurance recoveries	(0.7)	(0.6)		(0.01)
Gains from divestitures	(0.8)	(2.9)		(0.05)
Loss on debt extinguishment	—	6.6		0.12
Indemnification losses	—	3.2		0.06
Tax items	—	(16.3)	(1)	(0.30)
Total items affecting comparability	$37.6	$19.8		$0.36
(1)Excludes $(4.6) million of tax items related to indemnification asset write-offs which had zero impact to income from continuing operations and diluted EPS from continuing operations.

	2019
(in millions, except per share amounts)	Impact to Operating Income	Impact to Income from Continuing Operations		Impact to Diluted EPS
Exit and disposal costs	$11.5	$8.7		$0.15
Other facility rationalization costs	5.1	3.9		0.07
Acquisition related costs:
Inventory step-up amortization	3.1	2.4		0.04
Other acquisition costs	8.3	6.9		0.12
Gains from contingent consideration	(5.0)	(5.0)		(0.09)
Gains from divestitures	(2.1)	(1.2)		(0.02)
Gain from step acquisition, net	—	(0.3)		—
Tax items	—	(14.6)	(1)	(0.25)
Total items affecting comparability	$20.9	$0.8		$0.02
(1)Excludes $(1.9) million of tax items related to indemnification asset write-offs which had zero impact to income from continuing operations and diluted EPS from continuing operations.

	2018
(in millions, except per share amounts)	Impact to Operating Income	Impact to Income from Continuing Operations		Impact to Diluted EPS
Exit and disposal costs	$4.3	$3.2		$0.05
Other facility rationalization costs	7.0	5.1		0.08
Acquisition related costs:
Inventory step-up amortization	1.0	0.8		0.01
Other acquisition costs	4.6	3.5		0.06
Litigation settlement losses	2.5	1.9		0.03
Gains from divestitures	(6.6)	(4.9)		(0.08)
Tax items	—	(11.6)	(1)	(0.19)
Total items affecting comparability	$12.8	$(2.0)		$(0.04)
(1)Excludes $(7.7) million of discrete tax items related to indemnification asset write-offs which had zero impact to income from continuing operations and diluted EPS from continuing operations.
The impact to income from continuing operations reflects the tax effect of items affecting comparability, which is based on the statutory rate in the jurisdiction in which the expense or income is deductible or taxable. The per share impact of items affecting comparability to each period is based on diluted shares outstanding using the two-class method (refer to Note 5).
Outlook
Revenues
Our expectations for segment revenues in 2021 follows:

	2021 Revenue	Primary Drivers
Carlisle Construction Materials	high-single digit growth	•Strong replacement roofing demand •Expansion into new platforms, primarily spray foam insulation, architectural metals and Europe
Carlisle Interconnect Technologies	mid-to-high single-digit decline	•Longer-term recovery due to prolonged aerospace decline •Growth in medical
Carlisle Fluid Technologies	low-double digit growth	•Product introductions •Markets signaling bottom and order books strengthening
Total Carlisle	mid-single digit growth
Cash Flows
Our priorities for the use of cash are to invest in growth and performance improvement opportunities for our existing businesses through capital expenditures, pursue strategic acquisitions that meet shareholder return criteria, pay dividends to shareholders and return value to shareholders through share repurchases.
Capital expenditures in 2021 are expected to be between $150 million and $175 million, which primarily includes continued investments in CCM. Planned capital expenditures for 2021 include new product and capacity expansion, business sustaining projects, and cost reduction efforts.

Forward-Looking Statements
This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the potential or expected impacts of the global COVID-19 pandemic. Forward-looking statements generally use words such as "expect," "foresee," "anticipate," "believe," "project," "should," "estimate," "will," "plans," "intends," "forecast," and similar expressions, and reflect our expectations concerning the future. Such statements are made based on known events and circumstances at the time of publication and, as such, are subject in the future to unforeseen risks and uncertainties. It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements, due to a variety of factors such as: risks from the global COVID-19 pandemic, including, for example, expectations regarding the impact of COVID-19 on our businesses, including on customer demand, supply chains and distribution systems, production, our ability to maintain appropriate labor levels, our ability to ship products to our customers, our future results, or our full-year financial outlook; increasing price and product/service competition by foreign and domestic competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; our mix of products/services; increases in raw material costs which cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental and industry regulations; threats associated with and efforts to combat terrorism; protection and validity of patent and other intellectual property rights; the identification of strategic acquisition targets and our successful completion of any transaction and integration of our strategic acquisitions; the cyclical nature of our businesses; and the outcome of pending and future litigation and governmental proceedings; and the other factors discussed in the reports we file with or furnish to the Securities and Exchange Commission ("SEC") from time to time. In addition, such statements could be affected by general industry and market conditions and growth rates, the condition of the financial and credit markets and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. Further, any conflict in the international arena may adversely affect general market conditions and our future performance. Any forward-looking statement speaks only as of the date on which that statement is made, and we undertake no duty to update any forward-looking statement to reflect events or circumstances, including unanticipated events, after the date on which that statement is made, unless otherwise required by law. New factors emerge from time to time and it is not possible for management to predict all of those factors, nor can it assess the impact of each of those factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

Item 8.  Financial Statements and Supplementary Data.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the shareholders and the Board of Directors of Carlisle Companies Incorporated
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Carlisle Companies Incorporated (the "Company") as of December 31, 2020 and 2019, and the related consolidated statements of income and comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 11, 2021, expressed an unqualified opinion on the Company’s internal control over financial reporting.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Goodwill – CFT and CBF Reporting Units – Refer to Notes 1, 4 and 12 to the financial statements
Critical Audit Matter Description
The Company’s evaluation of goodwill for impairment involves the comparison of the fair value of each reporting unit to its carrying value. The Company determines the fair value of its reporting units using the income approach utilizing the discounted cash flow method and market approach utilizing the public company market multiple method. The determination of the fair value using the discounted cash flow method requires management to make significant estimates and assumptions related to forecasts of future revenues and earnings before interest, taxes, depreciation, and amortization (EBITDA) margins, and discount rates. The determination of the fair value using the market approach requires management to make significant assumptions related to market revenue multiples and EBITDA multiples from within a comparable industry group. The fair values of the CFT and CBF reporting units exceeded their carrying values and, therefore, no impairment was recognized.
Given the significant judgments management makes to estimate the fair value of the CFT and CBF reporting units, performing audit procedures to evaluate the reasonableness of management’s estimates and assumptions related to forecasts of future revenues and operating unit EBITDA margins, selection of the discount rates, and the selection of multiples applied to revenue and EBITDA required a high degree of auditor judgment and an increased extent of effort, including the need to involve our fair value specialists.
How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to the forecasts of future revenues and operating unit EBITDA margins (“forecasts”), the selection of discount rates, and the selection of comparable market revenue and EBITDA multiples for the CFT and CBF reporting units included the following procedures:
•We tested the effectiveness of controls over management’s goodwill impairment evaluation, including those over the determination of the fair value of CFT and CBF, such as controls related to management’s forecasts and the selection of discount rates and comparable market revenue and EBITDA multiples.
•We evaluated management’s ability to accurately forecast by comparing actual results to management’s historical forecasts.
•We evaluated the reasonableness of management’s forecasts by comparing the forecasts to (1) historical results of the Company and its competitors, (2) internal communications to management, and (3) forecasted information included in industry reports of the Company and companies in its peer group.
•With the assistance of our fair value specialists, we evaluated the discount rates, including testing the underlying source information and the mathematical accuracy of the calculations, and developing a range of independent estimates and comparing those to the discount rates selected by management.
•With the assistance of our fair value specialists, we evaluated the revenue and EBITDA multiples, including testing the underlying source information and mathematical accuracy of the calculations, and evaluating the appropriateness of the Company’s selection of companies in its industry comparable groups.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
February 11, 2021 (September 14, 2021 as to the effects of discontinued operations discussed in Note 4)
We have served as the Company’s auditor since 2017.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the shareholders and the Board of Directors of Carlisle Companies Incorporated
Opinion on Internal Control over Financial Reporting
We have audited the internal control over financial reporting of Carlisle Companies Incorporated (the “Company”) as of December 31, 2020, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control — Integrated Framework (2013) issued by COSO.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated financial statements as of and for the year ended December 31, 2020, of the Company and our report dated February 11, 2021 (September 14, 2021, as to the effects of discontinued operations discussed in Note 4), expressed an unqualified opinion on those financial statements.
As described in Management’s Report on Internal Control over Financial Reporting (not presented herein), management excluded from its assessment the internal control over financial reporting at Motion Tech Automation, LLC (“MTA”) which was acquired on July 22, 2020 and whose financial statements constitute less than 1% of total assets and net sales of the consolidated financial statement amounts as of and for the year ended December 31, 2020. Accordingly, our audit did not include the internal control over financial reporting of MTA.
Basis for Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting (not presented herein). Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
February 11, 2021

Carlisle Companies Incorporated
Consolidated Statements of Income and Comprehensive Income

	Years Ended December 31,
(in millions, except per share amounts)	2020	2019	2018
Revenues	$3,969.9	$4,484.6	$4,105.7

Cost of goods sold	2,832.5	3,178.5	2,982.4
Selling and administrative expenses	603.2	629.8	582.6
Research and development expenses	45.4	52.2	45.5
Other operating expense (income), net	1.0	(10.0)	(14.8)
Operating income	487.8	634.1	510.0
Interest expense, net	76.6	66.0	64.5
Loss on extinguishment of debt	8.8	—	—
Interest income	(4.7)	(7.9)	(11.1)
Other non-operating expense, net	2.9	0.9	9.7
Income from continuing operations before income taxes	404.2	575.1	446.9
Provision for income taxes	78.5	117.3	88.6
Income from continuing operations	325.7	457.8	358.3

Discontinued operations:
(Loss) income before income taxes	(8.3)	18.4	299.1
(Benefit from) provision for income taxes	(2.7)	3.4	46.3
(Loss) income from discontinued operations	(5.6)	15.0	252.8
Net income	$320.1	$472.8	$611.1

Basic earnings per share attributable to common shares:
Income from continuing operations	$5.95	$8.02	$5.91
(Loss) income from discontinued operations	(0.10)	0.26	4.18
Basic earnings per share	$5.85	$8.28	$10.09

Diluted earnings per share attributable to common shares:
Income from continuing operations	$5.90	$7.93	$5.87
(Loss) income from discontinued operations	(0.10)	0.26	4.15
Diluted earnings per share	$5.80	$8.19	$10.02

Average shares outstanding:
Basic	54.5	56.9	60.4
Diluted	55.0	57.5	60.8

Comprehensive income:
Net income	$320.1	$472.8	$611.1
Other comprehensive income (loss):
Foreign currency gains (losses)	39.4	(2.1)	(30.3)
Amortization of unrecognized net periodic benefit costs, net of tax	—	(2.0)	(0.4)
Other, net of tax	(12.3)	2.1	0.8
Other comprehensive income (loss)	27.1	(2.0)	(29.9)
Comprehensive income	$347.2	$470.8	$581.2
See accompanying Notes to Consolidated Financial Statements

Carlisle Companies Incorporated
Consolidated Balance Sheets

(in millions, except par values)	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$897.1	$342.5
Receivables, net	554.4	622.5
Inventories, net	432.7	434.9
Contract assets	84.5	100.5
Prepaid expenses	35.8	28.7
Other current assets	60.2	71.2
Discontinued operations	144.6	151.7
Total current assets	2,209.3	1,752.0

Property, plant and equipment, net	672.1	676.3
Goodwill, net	1,641.7	1,619.8
Other intangible assets, net	960.9	1,060.4
Other long-term assets	107.4	100.2
Discontinued operations	275.0	287.3
Total assets	$5,866.4	$5,496.0

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$284.5	$296.7
Accrued and other current liabilities	274.6	280.5
Contract liabilities	32.5	27.0
Current portion of debt	1.1	250.2
Discontinued operations	53.5	44.6
Total current liabilities	646.2	899.0

Long-term liabilities:
Long-term debt, less current portion	2,080.2	1,341.4
Contract liabilities	235.8	220.4
Other long-term liabilities	344.6	367.6
Discontinued operations	21.9	24.8
Total long-term liabilities	2,682.5	1,954.2

Shareholders' equity:
Preferred stock, $1 par value per share (5.0 shares authorized and unissued)	—	—
Common stock, $1 par value per share 200.0 shares authorized; 52.9 and 55.7 shares outstanding, respectively)	78.7	78.7
Additional paid-in capital	441.7	416.6
Treasury shares, at cost (25.5 and 22.7 shares, respectively)	(1,814.4)	(1,449.7)
Accumulated other comprehensive loss	(97.0)	(124.1)
Retained earnings	3,928.7	3,721.3
Total shareholders' equity	2,537.7	2,642.8
Total liabilities and equity	$5,866.4	$5,496.0
See accompanying Notes to Consolidated Financial Statements

Carlisle Companies Incorporated
Consolidated Statements of Cash Flows

	Years Ended December 31,
(in millions)	2020	2019	2018
Operating activities:
Net income	$320.1	$472.8	$611.1
Reconciliation of net income to cash flows provided by operating activities:
Depreciation	97.4	88.4	86.4
Amortization	126.8	117.0	104.2
Lease expense	28.1	27.5	—
Stock-based compensation	29.9	26.1	23.9
Loss on extinguishment of debt	8.8	—	—
Deferred taxes	(27.0)	(8.9)	(0.8)
Gain on sale of discontinued operations, net of tax	—	—	(250.4)
Other operating activities, net	21.9	5.4	(18.8)
Changes in assets and liabilities, excluding effects of acquisitions:
Receivables	78.9	1.0	(32.6)
Inventories	16.4	(1.9)	(29.0)
Contract assets	13.3	(26.7)	(21.9)
Prepaid expenses and other assets	(6.6)	(3.6)	(2.0)
Accounts payable	(15.2)	16.5	(39.5)
Accrued and other current liabilities	(5.3)	5.2	(99.9)
Contract Liabilities	20.5	18.5	11.8
Other long-term liabilities	(11.3)	(34.2)	(3.3)
Net cash provided by operating activities	696.7	703.1	339.2

Investing activities:
Capital expenditures	(95.5)	(88.9)	(120.7)
Acquisitions, net of cash acquired	(35.4)	(616.4)	(19.5)
Proceed from sale of discontinued operation	—	—	758.0
Other investing activities, net	8.3	10.4	11.4
Net cash (used in) provided by investing activities	(122.6)	(694.9)	629.2

Financing activities:
Borrowings from revolving credit facility	500.0	—	—
Repayments of revolving credit facility	(500.0)	—	—
Proceeds from notes	740.7	—	—
Repayments of notes	(258.5)	—	—
Repurchases of common stock	(382.4)	(382.1)	(459.8)
Dividends paid	(112.4)	(102.9)	(93.5)
Financing costs	(24.2)	—	—
Proceeds from exercise of stock options	21.3	37.0	22.7
Withholding tax paid related to stock-based compensation	(8.3)	(10.4)	(10.1)
Other financing activities, net	(0.9)	(2.8)	—
Net cash used in financing activities	(24.7)	(461.2)	(540.7)

Effect of foreign currency exchange rate changes on cash and cash equivalents	1.6	0.6	(1.1)
Change in cash and cash equivalents	551.0	(452.4)	426.6
Less: change in cash and cash equivalents of discontinued operations	(3.6)	1.3	3.5
Cash and cash equivalents at beginning of period	342.5	796.2	373.1
Cash and cash equivalents at end of period	$897.1	$342.5	$796.2
 See accompanying Notes to Consolidated Financial Statements

Carlisle Companies Incorporated
Consolidated Statements of Shareholders’ Equity

(in millions, except per share amounts)	Common Stock Outstanding		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Shares in Treasury		Total Shareholders' Equity
	Shares	Amount				Shares	Cost
Balance as of January 1, 2018	61.8	$78.7	$364.1	$(85.7)	$2,820.8	16.6	$(649.6)	$2,528.3
Adoption of accounting standards	—	—	—	(6.5)	13.0	—	—	6.5
Net income	—	—	—	—	611.1	—	—	611.1
Other comprehensive loss, net of tax	—	—	—	(29.9)	—	—	—	(29.9)
Dividends - $1.54 per share	—	—	—	—	(93.5)	—	—	(93.5)
Repurchases of common stock	(4.4)	—	—	—	—	4.4	(467.0)	(467.0)
Issuances and deferrals, net for stock-based compensation (1)	0.5	—	27.7	—	—	(0.5)	14.2	41.9
Balance as of December 31, 2018	57.9	$78.7	$391.8	$(122.1)	$3,351.4	20.5	$(1,102.4)	$2,597.4
Net income	—	—	—	—	472.8	—	—	472.8
Other comprehensive loss, net of tax	—	—	—	(2.0)	—	—	—	(2.0)
Dividends - $1.80 per share	—	—	—	—	(102.9)	—	—	(102.9)
Repurchases of common stock	(2.8)	—	—	—	—	2.8	(374.9)	(374.9)
Issuances and deferrals, net for stock-based compensation (1)	0.6	—	24.8	—	—	(0.6)	27.6	52.4
Balance as of December 31, 2019	55.7	$78.7	$416.6	$(124.1)	$3,721.3	22.7	$(1,449.7)	$2,642.8
Net income	—	—	—	—	320.1	—	—	320.1
Other comprehensive income, net of tax	—	—	—	27.1	—	—	—	27.1
Dividends - $2.05 per share	—	—	—	—	(112.7)	—	—	(112.7)
Repurchases of common stock	(3.1)	—	—	—	—	3.1	(382.4)	(382.4)
Issuances and deferrals, net for stock-based compensation (1)	0.3	—	25.1	—	—	(0.3)	17.7	42.8
Balance as of December 31, 2020	52.9	$78.7	$441.7	$(97.0)	$3,928.7	25.5	$(1,814.4)	$2,537.7
(1)Issuances and deferrals, net for stock-based compensation reflects share activity related to option exercises, net of tax, restricted and performance shares vested, and net issuances and deferrals associated with deferred compensation equity.
 See accompanying Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements
Note 1—Summary of Accounting Policies
Nature of Business
Carlisle Companies Incorporated, its wholly owned subsidiaries and their subsidiaries, referred to herein as the “Company” or “Carlisle,” is a global diversified company that designs, manufactures and markets a wide range of products that serve a broad range of markets including commercial roofing, energy, aerospace and defense electronics, medical technology, transportation, general industrial, protective coatings, wood and auto refinishing. The Company markets its products as a component supplier to original equipment manufacturers, distributors and directly to end-users.
Basis of Presentation
The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany transactions and accounts have been eliminated. The Company has reclassified certain prior periods' amounts to conform with the current period presentation on the Consolidated Balance Sheets and Consolidated Statements of Cash Flows to reclassify contract assets from accounts receivable, net to a separately disclosed line item and on the Consolidated Balance Sheets and Consolidated Statement of Shareholders' Equity to combine the presentation of deferred compensation equity into additional paid-in capital.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“United States” or “U.S.”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Foreign Currency Matters
The functional currency of the Company’s subsidiaries outside the United States is the currency of the primary economic environment in which the subsidiary operates. Assets and liabilities of these operations are translated to the U.S. Dollar at the exchange rate in effect at each balance sheet date. Income statement accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included as a component of shareholders’ equity in accumulated other comprehensive income (loss). Gains and losses from foreign currency transactions and from the remeasurement of monetary assets and liabilities and associated income statement activity of foreign subsidiaries where the functional currency is the U.S. Dollar and the records are maintained in the local currency are included in other non-operating expense, net.
Discontinued Operations
The results of operations for the Company's Carlisle Brake & Friction ("CBF") segment have been classified as discontinued operations for all periods presented in the Consolidated Statements of Income. Assets and liabilities subject to the sale agreement for CBF have been classified as held for sale for all periods presented in the Consolidated Balance Sheets. Additionally, the results of operations for the Company's Carlisle FoodService Products ("CFS") segment have been classified as discontinued operations for all periods presented in the Consolidated Statements of Income. Refer to Note 4 for additional information.
Revenue Recognition
Revenue is recognized when obligations under the terms of a contract with a customer are satisfied; generally, this occurs with the transfer of control of the Company’s products or services. Revenue is measured as the amount of total consideration expected to be received in exchange for transferring goods or providing services. Total expected consideration, in certain cases, is estimated at each reporting period, including interim periods, and is subject to change with variability dependent on future events, such as customer behavior related to future purchase volumes, returns, early payment discounts and other customer allowances. Estimates for rights of return, discounts and rebates to customers and other adjustments for variable consideration are provided for at the time of sale as a deduction to revenue, based on an analysis of historical experience and actual sales data. Changes in these estimates are reflected as an adjustment to revenue in the period identified. Sales, value added and other taxes collected concurrently with revenue-producing activities are excluded from revenue.
The Company receives payment at the inception of the contract for separately priced extended service warranties, and revenue is deferred and recognized on a straight-line basis over the life of the contracts. The term of these warranties ranges from five to 40 years. The weighted average life of the contracts as of December 31, 2020, is approximately 20 years.
The Company recognizes revenue over-time for certain contracts that provide for the manufacture of highly customized products with no alternative use and provide the Company the right to payment for work performed to date, including a normal margin for that effort.
Refer to Note 6 for further information on revenue recognition.
Costs to Obtain a Contract
Costs of obtaining or fulfilling a contract are recognized as expense as incurred, as the amortization period of these costs would be one year or less. These costs generally include sales commissions and are included in selling, general and administrative costs.
Shipping and Handling Costs
Costs incurred to physically transfer product to customer locations are recorded as a component of cost of goods sold. Charges passed on to customers are recorded into revenues.
Other Non-operating Expense, net
Other non-operating expense, net primarily includes foreign currency exchange (gains) losses, indemnification (gains) losses associated with acquired businesses, (income) loss from equity method investments and (gains) losses on sales of a business.
Stock-Based Compensation
The Company accounts for stock-based compensation under the fair-value method. Accordingly, equity-classified stock-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as compensation cost over the requisite service period. The requisite service period generally matches the stated vesting period of the award but may be shorter if the employee is retirement-eligible and, under the award’s terms, may fully vest upon retirement from the Company. The Company recognizes compensation cost for awards that have graded vesting features under the graded vesting method, which considers each separately vesting tranche as though they were, in substance, multiple awards.
Additionally, the Company accounts for liability-classified stock-based compensation cost under the fair value method, with the fair value of the award remeasured as of the date of the financial position. The Company recognizes compensation cost over the requisite service period based on the remeasured fair value of the award. The requisite service period generally matches the stated vesting period of the award but may be shorter if the employee is retirement-eligible and, under the award’s terms, may fully vest upon retirement from the Company.
The Company also accounts for forfeitures of stock-based awards as they occur. Refer to Note 7 for additional information regarding stock-based compensation.
Income Taxes
Income taxes are recorded in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 740, Income Taxes, which includes an estimate of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Deferred tax assets and liabilities reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.
Cash Equivalents
Highly liquid investments with a maturity of three months or less when acquired are considered cash equivalents.

Receivables and Allowance for Credit Losses
Receivables are stated at amortized cost net of allowance for credit losses. The Company performs ongoing evaluations of its customers’ current creditworthiness, as determined by the review of their credit information to determine if events have occurred subsequent to the recognition of revenue and the related receivable that provides evidence that such receivable will be realized in an amount less than that recognized at the time of sale. Estimates of credit losses are based on historical losses, current economic conditions, geographic considerations, and in some cases, evaluating specific customer accounts for risk of loss.
Changes in the Company's allowance for credit losses by segment follows:

(in millions)	CCM	CIT	CFT	Corporate	Total
Balance as of December 31, 2018	$2.4	$1.0	$0.5	$—	$3.9
Current period provision	—	0.8	0.1	0.5	1.4
Amounts acquired	0.1	—	0.5	—	0.6
Amounts written off	(0.3)	(0.2)	—	—	(0.5)
Balance as of December 31, 2019	$2.2	$1.6	$1.1	$0.5	$5.4
Current period provision	0.8	0.1	0.1	—	1.0
Amounts written off	(0.6)	(0.4)	(0.4)	—	(1.4)
Balance as of December 31, 2020	$2.4	$1.3	$0.8	$0.5	$5.0
Inventories
Inventories are valued at lower of cost and net realizable value with cost determined primarily on an average cost basis. Cost of inventories includes direct as well as certain indirect costs associated with the acquisition and production process. These costs include raw materials, direct and indirect labor and manufacturing overhead. Manufacturing overhead includes materials, depreciation and amortization related to property, plant and equipment and other intangible assets used directly and indirectly in the acquisition and production of inventory, and costs related to the Company’s distribution network such as inbound freight charges, purchasing and receiving costs, inspection costs, warehousing costs, internal transfer costs and other such costs associated with preparing the Company’s products for sale. Refer to Note 10 for further information regarding inventories.
Property, Plant and Equipment
Property, plant and equipment are stated at cost including interest costs associated with qualifying capital additions. Costs allocated to property, plant and equipment of acquired companies are based on estimated fair value at the date of acquisition. Depreciation is principally computed on a straight-line basis over the estimated useful lives of the assets. Asset lives are generally 20 to 40 years for buildings, five to 15 years for machinery and equipment and two to 20 years for leasehold improvements. Leasehold improvements are amortized based on the shorter of the underlying lease term or the asset’s estimated useful life. Refer to Note 11 for further information regarding property, plant and equipment.
Valuation of Long-Lived Assets
Long-lived assets or asset groups, including amortizable intangible assets, are tested for impairment whenever events or circumstances indicate that the carrying amount of the asset or asset group may not be recoverable. The Company groups its long-lived assets classified as held and used at the lowest level for which identifiable cash flows are largely independent of the cash flows from other assets and liabilities for purposes of testing for impairment. The Company’s asset groupings vary based on the related business in which the long-lived assets are employed and the interrelationship between those long-lived assets in producing net cash flows; for example, multiple manufacturing facilities may work in concert with one another or may work on a stand-alone basis to produce net cash flows. The Company utilizes its long-lived assets in multiple industries and economic environments and its asset groupings reflect these various factors.
The Company monitors the operating and cash flow results of its long-lived assets or asset groups classified as held and used to identify whether events and circumstances indicate the remaining useful lives of those assets should be adjusted or if the carrying value of those assets or asset groups may not be recoverable. Undiscounted estimated future cash flows are compared with the carrying value of the long-lived asset or asset group in the event indicators of impairment are identified. If the undiscounted estimated future cash flows are less than the carrying amount, the Company determines the fair value of the asset or asset group and records an impairment charge in current earnings to the extent carrying value exceeds fair value. Fair values may be determined based on estimated discounted cash flows by prices for like or similar assets in similar markets or a combination of both.
Long-lived assets or asset groups that are part of a disposal group that meets the criteria to be classified as held for sale are not assessed for impairment, but rather a loss is recorded against the disposal group if fair value, less cost to sell, of the disposal group is less than its carrying value.
Goodwill and Other Intangible Assets
Intangible assets are recognized and recorded at their acquisition date fair values. Intangible assets that are subject to amortization are amortized on a straight-line basis over their useful lives. Definite-lived intangible assets consist primarily of acquired customer relationships, patents and technology, certain trade names and non-compete agreements. The Company determines the useful life of its definite-lived intangible assets based on multiple factors including the size and make-up of the acquired customer base, the expected dissipation of those customers over time, the Company’s own experience in the particular industry, the impact of known trends such as technological obsolescence, product demand or other factors and the period over which expected cash flows are used to measure the fair value of the intangible asset at acquisition. The Company periodically re-assesses the useful lives of its definite-lived intangible assets when events or circumstances indicate that useful lives have significantly changed from the previous estimate.
Intangible assets with indefinite useful lives are not amortized but are tested annually, or more often if impairment indicators are present, for impairment via a one-step process by comparing the fair value of the intangible asset with its carrying value. If the intangible asset’s carrying value exceeds its fair value, an impairment charge is recorded in current earnings for the excess. The Company estimates the fair value of its indefinite-lived intangible assets based on the income approach utilizing the discounted cash flow method. The Company’s annual testing date for indefinite-lived intangible assets is October 1st. The Company periodically re-assesses indefinite-lived intangible assets as to whether their useful lives can be determined and, if so, begins amortizing any applicable intangible asset.
Goodwill is not amortized but is tested annually, or more often if impairment indicators are present, for impairment at a reporting unit level. The Company’s annual testing date for goodwill is October 1st. The Company has four reporting units, that align with its reportable segments. As noted above, the CBF segment and corresponding reporting unit have been classified as discontinued operations for all periods presented.
Refer to Note 12 for additional information regarding goodwill and other intangible assets.
Extended Product Warranty Reserves
The Company offers extended warranty contracts on sales of certain products; the most significant being those offered on its installed roofing systems within the CCM segment. Current costs of services performed under these contracts are expensed as incurred and included in cost of goods sold. The Company would record a reserve within accrued expenses if the total expected costs of providing services at a product line level exceed unamortized deferred revenues. Total expected costs of providing extended product warranty services are actuarially determined using standard quantitative measures based on historical claims experience and management judgment. Refer to Notes 6 and 13 for additional information regarding deferred revenue and extended product warranties.
Pension
The Company maintains defined benefit pension plans primarily for certain domestic employees. The annual net periodic benefit cost and projected benefit obligations related to these plans are determined on an actuarial basis annually on December 31, unless a remeasurement event occurs in an interim period. This determination requires assumptions to be made concerning general economic conditions (particularly interest rates), expected return on plan assets, increases to compensation levels and mortality rate trends. Changes in the assumptions to reflect actual experience can result in a change in the net periodic benefit cost and projected benefit obligations.
The defined benefit pension plans’ assets are measured at fair value annually on December 31, unless a remeasurement event occurs in an interim period. The Company uses the market related valuation method to determine the value of plan assets for purposes of determining the expected return on plan assets component of net periodic benefit cost. The market related valuation method recognizes the change of the fair value of the plan assets over five years. If actual experience differs from these long-term assumptions, the difference is recorded as an actuarial gain (loss) and amortized into earnings over a period of time based on the average future service period, which may cause the expense related to providing these benefits to increase or decrease. Refer to Note 15 for additional information regarding these plans and the associated plan assets.
Leases
The Company determines if an arrangement is a lease at inception by evaluating if the asset is explicitly or implicitly identified or distinct, if the Company will receive substantially all of the economic benefit or if the lessor has an economic benefit and the ability to substitute the asset. Operating leases are included in other long-term assets, accrued and other current liabilities, and other long-term liabilities.
Right-of-use assets ("ROU assets") represent the Company's right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of fixed and known lease payments over the lease term. Variable payments are not included in the ROU asset or lease liability and can vary from period to period based on the use of an asset during the period or the Company's proportionate share of common costs. As most of the Company's leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. Leases with an initial term of 12 months or less are not recorded on the balance sheet, and lease expense for these leases is recognized on a straight-line basis over the lease term.
The Company has lease agreements with lease components and non-lease components. The Company has elected to apply the practical expedient to account for these components as a single lease component, for all classes of underlying assets. Refer to Note 17 for additional information regarding leases.
Contingencies and Insurance Recoveries
The Company is exposed to losses related to various potential claims related to its employee obligations and other matters in the normal course of business, including commercial, employee, environmental or other regulatory litigation. The Company records a liability related to such potential claims, both those reported to the Company and incurred but not yet reported, when probable and reasonably estimable. The Company's policy is to expense legal defense costs related to such matters as incurred.
The Company maintains occurrence-based insurance contracts related to certain contingent losses primarily workers’ compensation, medical and dental, general liability, property and product liability claims up to applicable retention limits as part of its risk management strategy. The Company records a recovery under these insurance contracts when such recovery is deemed probable. Insurance proceeds in excess of realized losses are gain contingencies and not recorded until realized. Refer to Note 17 for additional information regarding contingencies and insurance recoveries.
Derivative Instruments and Hedge Accounting
From time to time, the Company may enter into derivative financial instruments to hedge various risks to cash flows or the fair value of recognized assets and liabilities, including those arising from fluctuations in foreign currencies, interest rates and commodities. The Company recognizes these instruments at the time they are entered into and measures them at fair value. For instruments that are designated and qualify as cash flow hedges under U.S. GAAP, the changes in fair value period-to-period, less any excluded components, are classified in accumulated other comprehensive income, until the underlying transaction being hedged impacts earnings. The excluded components are recorded in current period income. For those instruments that are designated and qualify as fair value hedges under U.S. GAAP, the changes in fair value period-to-period of both the derivative instrument and underlying hedged item are recognized currently in earnings. For those instruments not designated or do not qualify as hedges under U.S. GAAP, the changes in fair value period-to-period are classified immediately in current period income, within other non-operating expense, net. Refer to Note 18 for a description of the Company's current derivative instrument and hedging activities.

New Accounting Standards Adopted
In June 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update 2016-13, Measurement of Credit Losses on Financial Instruments (Topic 326) ("ASU 2016-13") which adds to accounting principles generally accepted in the U.S. an impairment model (known as the current expected credit losses model) that is based on expected losses rather than incurred losses. Under ASU 2016-13, an entity recognizes, as an allowance, its estimate of lifetime expected credit losses, which the FASB believes will result in more timely recognition of such losses.
The Company adopted ASU 2016-13 and all related amendments effective January 1, 2020, using the modified retrospective method, which allows for a cumulative-effect adjustment to the statement of financial position as of the beginning of the first reporting period in which the guidance is effective. Periods prior to the adoption date that are presented for comparative purposes are not adjusted. The adoption of this standard did not require an implementation adjustment and did not materially impact the Company's consolidated net income or cash flows.

Note 2—Segment Information
The Company reports its results of operations through the following three segments, each of which represents a reportable segment as follows:
Carlisle Construction Materials (“CCM”)—this segment produces a complete range of building envelope products for commercial, industrial and residential buildings, including single-ply roofing, rigid foam insulations, spray polyurethane foam technologies, architectural metal, heating, ventilation and air conditioning ("HVAC") hardware and sealants, below-grade waterproofing, and air and vapor barrier systems focused on the weatherproofing and thermal performance of the building envelope.
Carlisle Interconnect Technologies (“CIT”)—this segment produces high-performance wire and cable, including optical fiber, for the commercial aerospace, military and defense electronics, medical device, industrial, and test and measurement markets. CIT's product portfolio also includes sensors, connectors, contacts, cable assemblies, complex harnesses, racks, trays, and installation kits, in addition to engineering and certification services.
Carlisle Fluid Technologies (“CFT”)—this segment produces highly engineered liquid, powder, sealants and adhesives finishing equipment and integrated system solutions for spraying, pumping, mixing, metering and curing of a variety of coatings used in the automotive manufacture, general industrial, protective coating, wood, specialty and automotive refinishing markets.

Summary financial information by reportable segment follows:

(in millions)	Revenues	Operating Income (Loss)	Assets	Depreciation and Amortization	Capital Expenditures
2020
Carlisle Construction Materials	$2,995.6	$581.6	$2,045.3	$98.0	$52.0
Carlisle Interconnect Technologies	731.6	(2.1)	1,740.9	77.5	14.5
Carlisle Fluid Technologies	242.7	5.3	679.6	23.4	4.7
Segment Total	3,969.9	584.8	4,465.8	198.9	71.2
Corporate and unallocated(1)	—	(97.0)	981.0	3.8	14.1
Discontinued operations	—	—	419.6	21.5	10.2
Total	$3,969.9	$487.8	$5,866.4	$224.2	$95.5
2019
Carlisle Construction Materials	$3,233.3	$576.0	$2,097.8	$93.9	$30.1
Carlisle Interconnect Technologies	972.9	131.6	1,880.4	63.0	23.6
Carlisle Fluid Technologies	278.4	24.0	707.5	24.1	3.5
Segment Total	4,484.6	731.6	4,685.7	181.0	57.2
Corporate and unallocated(1)	—	(97.5)	371.3	2.7	12.6
Discontinued operations	—	—	439.0	21.7	19.1
Total	$4,484.6	$634.1	$5,496.0	$205.4	$88.9
2018
Carlisle Construction Materials	$2,880.3	$435.4	$1,870.7	$77.9	$50.0
Carlisle Interconnect Technologies	933.8	117.3	1,446.4	58.3	27.2
Carlisle Fluid Technologies	291.6	37.1	678.0	22.9	11.5
Segment Total	4,105.7	589.8	3,995.1	159.1	88.7
Corporate and unallocated(1)	—	(79.8)	811.5	2.9	1.5
Discontinued operations	—	—	442.6	28.6	30.5
Total	$4,105.7	$510.0	$5,249.2	$190.6	$120.7
(1)Corporate operating loss includes other unallocated costs, primarily general corporate expenses. Corporate assets consist primarily of cash and cash equivalents, deferred taxes and other invested assets.
Geographic Area Information
Long-lived assets, excluding deferred tax assets and intangible assets, by region follows:

(in millions)	December 31, 2020	December 31, 2019
United States	$485.5	$499.8
International:
Europe	105.9	98.4
Asia	31.5	32.8
Mexico	29.9	31.3
United Kingdom	22.9	23.1
Other	0.3	0.2
Total long-lived assets	$676.0	$685.6

A summary of revenues based on the country to which the product was delivered and reconciliation of disaggregated revenue by segment follows:

	2020
(in millions)	CCM	CIT	CFT	Total
United States	$2,677.5	$540.9	$109.4	$3,327.8
International:
Europe	201.4	65.3	46.3	313.0
Asia	17.8	69.9	74.9	162.6
Canada	77.7	3.4	5.2	86.3
Mexico	4.3	33.7	4.6	42.6
Middle East and Africa	11.7	15.0	1.6	28.3
Other	5.2	3.4	0.7	9.3
Total international	318.1	190.7	133.3	642.1
Total revenues	$2,995.6	$731.6	$242.7	$3,969.9

	2019
(in millions)	CCM	CIT	CFT	Total
United States	$2,895.5	$699.5	$124.1	$3,719.1
International:
Europe	204.2	71.7	54.8	330.7
Asia	19.7	107.9	87.9	215.5
Canada	89.7	5.5	6.2	101.4
Mexico	3.0	53.0	2.7	58.7
Middle East and Africa	13.1	23.0	1.9	38.0
Other	8.1	12.3	0.8	21.2
Total international	337.8	273.4	154.3	765.5
Total revenues	$3,233.3	$972.9	$278.4	$4,484.6

	2018
(in millions)	CCM	CIT	CFT	Total
United States	$2,552.6	$634.0	$116.9	$3,303.5
International:
Europe	186.2	89.7	58.6	334.5
Asia	16.4	114.0	100.1	230.5
Canada	97.9	4.8	6.5	109.2
Mexico	4.1	48.2	5.4	57.7
Middle East and Africa	15.2	27.7	2.5	45.4
Other	7.9	15.4	1.6	24.9
Total international	327.7	299.8	174.7	802.2
Total revenues	$2,880.3	$933.8	$291.6	$4,105.7
Customer Information
Revenues from Beacon Roofing Supply, Inc. accounted for approximately 12.0%, 11.8% and 12.9% of the Company’s consolidated revenues during the years ended December 31, 2020, 2019 and 2018, respectively. Additionally, revenues from ABC Supply Co. accounted for approximately 12.2%, 11.2% and 10.0% of the Company's consolidated revenues during the years ended December 31, 2020, 2019 and 2018, respectively. Sales to both of these customers originate in the CCM segment. No other customers accounted for 10.0% or more of the Company’s total revenues for the years ended December 31, 2020, 2019 and 2018.

Note 3—Acquisitions
2020 Acquisitions
Motion Tech Automation, LLC
On July 22, 2020, the Company acquired 100% of the equity of Motion Tech Automation, LLC ("MTA") for consideration of $33.3 million, including $0.3 million of cash acquired and post-closing adjustments, which were finalized in the third quarter of 2020. The acquired products and services include sensors, manufacturing services, distribution services and engineering services to packaging and label, life sciences, semiconductor, fluid handling, and test and measurement customers.
For the period from July 22, 2020 to December 31, 2020, the related product lines contributed revenues of $9.9 million and an operating loss of $0.5 million to the Company's consolidated results. The results of operations of the acquired business are reported within the CIT and CFT segments.
Consideration of $16.6 million has been preliminarily allocated to goodwill, $4.3 million to definite-lived intangible assets, $4.3 million to inventory, $2.8 million to accounts receivable and $1.3 million to accounts payable. In accordance with the purchase agreement, Carlisle is indemnified for up to $1.6 million, and recorded an indemnification asset of $1.5 million in other long-term assets relating to the indemnification for pre-acquisition debt and tax withholdings liabilities. The preliminary fair value and weighted average useful lives of the acquired definite-lived intangible assets are as follows:

(in millions)	Fair Value	Weighted Average Useful Life (in years)
Technologies	$2.3	9
Customer relationships	1.0	9
Trade names	1.0	5
Total	$4.3
All of the $16.6 million preliminary value allocated to goodwill is deductible for tax purposes. Goodwill of $11.0 million, $2.8 million and $2.8 million has been preliminarily assigned to the CCM, CFT and CIT reporting units, respectively, which aligns with the reportable segments.
2019 Acquisitions
Providien, LLC
On November 20, 2019, the Company completed its acquisition of Providien, LLC ("Providien"), for consideration of $331.3 million, including $3.4 million of cash acquired and post-closing adjustments, which were finalized in the first quarter of 2020. The product lines acquired include thermoforming, medical device contract manufacturing, precision machining and metals, and medical injection molding for the global medical device market.
For the period from November 20, 2019 to December 31, 2019, the related product lines contributed revenues of $11.3 million and operating income of $0.1 million to the Company's consolidated results. The results of operations of the acquired business are reported as part of the CIT segment.
The following table summarizes the consideration transferred to acquire Providien and the allocation of the purchase price among the assets acquired and liabilities assumed. The acquisition has been accounted for using the acquisition method of accounting which requires that consideration be allocated to the acquired assets and assumed liabilities based upon their acquisition date fair values with the remainder allocated to goodwill.

	Preliminary Allocation	Measurement Period Adjustments	Final Allocation
(in millions)	As of 11/20/2019		As of 11/20/2020
Total cash consideration transferred	$332.1	$(0.8)	$331.3
Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash and cash equivalents	3.4	—	3.4
Receivables, net	9.8	—	9.8
Inventories, net	2.7	(0.3)	2.4
Contract assets	29.1	(4.5)	24.6
Prepaid expenses and other current assets	2.3	(0.9)	1.4
Property, plant and equipment	12.9	—	12.9
Definite-lived intangible assets	135.4	(2.7)	132.7
Other long-term assets	7.1	(0.3)	6.8
Accounts payable	(6.0)	0.2	(5.8)
Income tax payable	(0.7)	0.8	0.1
Accrued and other current liabilities	(7.0)	—	(7.0)
Other long-term liabilities	(8.1)	1.1	(7.0)
Deferred income taxes	(27.1)	8.1	(19.0)
Total identifiable net assets	153.8	1.5	155.3
Goodwill	$178.3	$(2.3)	$176.0
The goodwill recognized in the acquisition of Providien reflects market participant synergies attributable to significant raw material purchase synergies with CIT, other administrative synergies, the value of the assembled workforce to Carlisle and opportunities for product line expansions. The Company acquired $9.8 million of gross contractual accounts receivable, of which less than $0.1 million was not expected to be collected at the date of acquisition. All of the goodwill has been assigned to the CIT reporting unit, which aligns with the CIT reportable segment. Goodwill totaled $176.0 million, of which $67.5 million is deductible for tax purposes. The fair values and weighted average useful lives of the acquired definite-lived intangible assets are as follows:

(in millions)	Fair Value	Weighted Average Useful Life (in years)
Customer relationships	$108.7	14
Technologies	19.5	7
Trade names	4.4	2
Total	$132.6
The Company has also recorded, as part of the purchase price allocation, deferred tax liabilities related to intangible assets of approximately $19.0 million.
Petersen Aluminum Corporation
On January 11, 2019, the Company acquired 100% of the equity of Petersen Aluminum Corporation ("Petersen"), for consideration of $207.2 million, including $5.2 million of cash acquired and post-closing adjustments, which were finalized in the first quarter of 2019. The products acquired include architectural metal roof panels, steel and aluminum flat sheets and coils, wall panels, perimeter roof edge systems and related accessories for commercial, residential, institutional, industrial and agricultural markets.
For the period from January 11, 2019 to December 31, 2019, the related product lines contributed revenues of $176.2 million and operating income of $9.8 million to the Company's consolidated results. The results of operations of the acquired business are reported as part of the CCM segment.
The following table summarizes the consideration transferred to acquire Petersen and the allocation of the purchase price among the assets acquired and liabilities assumed. The acquisition has been accounted for using the acquisition method of accounting, which requires that consideration be allocated to the acquired assets and assumed liabilities based upon their acquisition date fair values with the remainder allocated to goodwill.

	Preliminary Allocation	Measurement Period Adjustments	Final Allocation
(in millions)	As of 1/11/2019		As of 1/11/2020
Total cash consideration transferred	$207.2	$—	$207.2
Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash and cash equivalents	5.2	—	5.2
Receivables, net	11.5	—	11.5
Inventories, net	39.5	(0.3)	39.2
Prepaid expenses and other current assets	2.1	—	2.1
Property, plant and equipment	17.8	—	17.8
Definite-lived intangible assets	109.3	0.8	110.1
Other long-term assets	9.5	—	9.5
Accounts payable	(5.9)	—	(5.9)
Income tax payable	1.7	—	1.7
Accrued and other current liabilities	(8.7)	—	(8.7)
Other long-term liabilities	(12.4)	(0.1)	(12.5)
Deferred income taxes	(25.4)	(0.2)	(25.6)
Total identifiable net assets	144.2	0.2	144.4
Goodwill	$63.0	$(0.2)	$62.8
The goodwill recognized in the acquisition of Petersen reflects market participant synergies attributable to significant raw material purchase synergies with CCM, other administrative synergies and the assembled workforce to Carlisle, in addition to opportunities for product line expansions. The Company acquired $11.6 million of gross contractual accounts receivable, of which $0.1 million was not expected to be collected at the date of acquisition. All of the goodwill has been assigned to the CCM reporting unit, which aligns with the CCM reportable segment, and none of the goodwill is deductible for tax purposes. The $110.1 million value allocated to definite-lived intangible assets consists of $79.7 million of customer relationships with a useful life of 11 years, $27.9 million of trade names with a useful life of 17 years and various acquired technologies of $2.5 million with a useful life of 10 years. In accordance with the purchase agreement, Carlisle is indemnified for up to $5.2 million, and recorded an indemnification asset of $5.2 million in other long-term assets relating to the indemnification for pre-acquisition income tax liabilities. During 2020 the Company released $3.0 million of the indemnification asset related to escrow expirations. The Company has also recorded, as part of the purchase price allocation, deferred tax liabilities related to intangible assets of approximately $25.6 million.
MicroConnex Corporation
On April 1, 2019, the Company acquired 100% of the equity of MicroConnex Corporation ("MicroConnex") for cash consideration of $46.2 million, including $0.8 million of cash acquired and post-closing adjustments, which were finalized in the third quarter of 2019. The acquired product lines include highly engineered microminiature flex circuits and sensors for the medical and test and measurement markets.
For the period from April 1, 2019 to December 31, 2019, the related product lines contributed revenues of $10.2 million and operating loss of $0.8 million to the Company's consolidated results. The results of operations of the acquired business are reported within the CIT segment.
Consideration of $15.2 million has been allocated to goodwill, $27.4 million to definite-lived intangible assets, $0.9 million to inventory, $3.4 million to accounts receivable, $0.6 million to accounts payable and $7.0 million to deferred income taxes. Definite-lived intangible assets consist of customer relationships with a useful life of 12 years, trade names with a useful life of 17 years and acquired technologies with a useful life of five years. None of the $15.2 million allocated to goodwill is deductible for tax purposes. All of the goodwill has been assigned to the CIT reporting unit, which aligns with the reportable segment.

Prior Acquisition Matters
Accella Holdings LLC
In conjunction with the November 2017 acquisition of Accella Holdings LLC, the parent company to Accella Performance Materials Inc. (collectively "Accella"), the Company recorded an indemnification asset of $15.6 million for certain pre-acquisition liabilities, principally related to direct and indirect tax uncertainties. During 2020, 2019 and 2018, $4.7 million, $1.9 million and $4.6 million, respectively, of the tax uncertainties were resolved, resulting in the reversal of the related indemnification assets and corresponding liabilities.
Note 4—Discontinued Operations
On May 25, 2021, the Company announced the signing of a definitive agreement to sell CBF to certain direct and indirect wholly-owned subsidiaries of BRWS Parent LLC ("CentroMotion"), a portfolio company of One Rock Capital Partners, for gross proceeds of (i) $250 million cash at closing, subject to certain adjustments, and (ii) the right to receive up to an additional $125 million based on CBF's achievement of certain performance targets. On August 2, 2021, the Company completed the sale of CBF to CentroMotion. The sale of CBF is consistent with the Company's optimization strategy, as laid out in Vision 2025.
Additionally, on March 20, 2018, the Company completed the sale of CFS to The Jordan Company of New York, NY for gross proceeds of $758.0 million, including a working capital adjustment, which was finalized in the third quarter of 2018.
A summary of the results from discontinued operations included in the Consolidated Statements of Income follows:

	2020
(in millions)	CBF	Other	Total
Revenue	$275.3	$—	$275.3

Cost of goods sold	230.3	—	230.3
Operating expense, net(1)	49.2	5.4	54.6
Operating income	(4.2)	(5.4)	(9.6)
Non-operating (income) expense, net(1)	(1.3)	—	(1.3)
Loss from discontinued operations before income taxes	(2.9)	(5.4)	(8.3)
Benefit from income taxes	(1.4)	(1.3)	(2.7)
Loss from discontinued operations	$(1.5)	$(4.1)	$(5.6)
(1)Includes items that are presented separately on the Condensed Consolidated Statements of Income.

	2019
(in millions)	CBF	Other	Total
Revenue	$327.0	$—	$327.0

Cost of goods sold	261.4	—	261.4
Operating expense, net(1)	45.5	1.8	47.3
Operating income	20.1	(1.8)	18.3
Non-operating (income) expense, net(1)	(0.1)	—	(0.1)
Income (loss) from discontinued operations before income taxes	20.2	(1.8)	18.4
Provision for (benefit from) income taxes	4.3	(0.9)	3.4
Income (loss) from discontinued operations	$15.9	$(0.9)	$15.0
(1)Includes items that are presented separately on the Condensed Consolidated Statements of Income.

	2018
(in millions)	CBF	CFS	Total
Revenue	$373.8	$69.5	$443.3

Cost of goods sold	322.4	49.5	371.9
Operating expense, net(1)	52.4	16.7	69.1
Operating (loss) income	(1.0)	3.3	2.3
Non-operating (income) expense, net(1)	—	—	—
(Loss) income from discontinued operations before income taxes	(1.0)	3.3	2.3
Gain on sale of discontinued operations	—	296.8	296.8
(Benefit from) provision for income taxes	(1.3)	47.6	46.3
Income from discontinued operations	$0.3	$252.5	$252.8
(1)Includes items that are presented separately on the Condensed Consolidated Statements of Income.
A summary of the carrying amounts of major assets and liabilities, which were classified as held for sale in the Condensed Consolidated Balance Sheets follows:

(in millions)	December 31, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$5.1	$8.7
Receivables, net	58.3	60.0
Inventories	70.8	75.7
Prepaid other current assets	10.4	7.3
Total current assets	144.6	151.7

Property, plant, and equipment, net	102.0	107.2
Goodwill, net	96.5	96.5
Other intangible assets, net	73.9	80.2
Other long-term assets	2.6	3.4
Total long-term assets	$275.0	$287.3

LIABILITIES
Accounts payable	$33.1	$30.6
Accrued liabilities and other	20.4	14.0
Total current liabilities	53.5	44.6

Other long-term liabilities	21.9	24.8
Total long-term liabilities	$21.9	$24.8
A summary of cash flows from discontinued operations included in the Consolidated Statements of Cash Flows follows:

	2020	2019	2018
(in millions)	CBF	CBF	CBF	CFS	Total
Net cash provided by (used in) operating activities	$38.0	$16.9	$12.3	$(2.0)	$10.3
Net cash used in investing activities	(9.6)	(18.3)	(22.3)	(8.1)	(30.4)
Net cash (used in) provided by financing activities(1)	(32.0)	2.7	12.2	11.4	23.6
Change in cash and cash equivalents from discontinued operations	$(3.6)	$1.3	$2.2	$1.3	$3.5
(1)Represents (repayments) borrowings from the Carlisle cash pool, dividends and returns of capital.

Note 5—Earnings Per Share
The Company’s restricted shares contain non-forfeitable rights to dividends and are considered participating securities for purposes of computing earnings per share pursuant to the two-class method. The computation below of earnings per share excludes income attributable to the unvested restricted shares from the numerator and excludes the dilutive impact of those underlying shares from the denominator.
The computation below of earnings per share includes the income attributable to the vested and deferred restricted shares and restricted stock units in the numerator and includes the dilutive impact of those underlying shares in the denominator.
Stock options are included in the calculation of diluted earnings per share utilizing the treasury stock method and performance share awards are included in the calculation of diluted earnings per share considering those are contingently issuable. Neither is considered to be a participating security as they do not contain non-forfeitable dividend rights.
Income from continuing operations and share data used in the basic and diluted earnings per share computations using the two-class method follows:

(in millions, except per share amounts)	2020	2019	2018
Income from continuing operations	$325.7	$457.8	$358.3
Less: dividends declared	(112.7)	(102.9)	(93.5)
Undistributed earnings	213.0	354.9	264.8
Percent allocated to common shareholders(1)	99.7%	99.7%	99.7%
	212.4	353.8	264.0
Add: dividends declared on common shares, restricted share units and vested and deferred restricted and performance shares	112.2	102.7	93.1
Income from continuing operations attributable to common shareholders	$324.6	$456.5	$357.1

Shares:
Basic weighted-average shares outstanding	54.5	56.9	60.4
Effect of dilutive securities:
Performance awards	0.3	0.2	0.1
Stock options	0.2	0.4	0.3
Diluted weighted-average shares outstanding	55.0	57.5	60.8

Per share income from continuing operations attributable to common shares:
Basic	$5.95	$8.02	$5.91
Diluted	$5.90	$7.93	$5.87

(1) Basic weighted-average shares outstanding	54.5	56.9	60.4
Basic weighted-average shares outstanding and unvested restricted shares expected to vest	54.7	57.1	60.6
Percent allocated to common shareholders	99.7%	99.7%	99.7%
To calculate earnings per share for income from discontinued operations and for net income, the denominator for both basic and diluted earnings per share is the same as used in the above table.

(in millions)	2020	2019	2018
(Loss) income from discontinued operations attributable to common shareholders for basic and dilutive earnings per share	$(5.6)	$15.0	$252.1
Net income attributable to common shareholders for basic and diluted earnings per share	319.0	471.5	609.2
Anti-dilutive stock options excluded from EPS calculation(1)	0.3	—	0.8
(1)Represents stock options excluded from the calculation of diluted earnings per share as such options’ assumed proceeds upon exercise would result in the repurchase of more shares than the underlying award.

Note 6—Revenue Recognition
Performance Obligations
A performance obligation is a promise in a contract to transfer a distinct good or service to the customer in exchange for payment and is the unit of account. A contract's transaction price is allocated to each distinct performance obligation and recognized as revenue when or as the performance obligation is satisfied. The majority of the Company’s contracts have a single performance obligation to transfer individual goods or services. For contracts with multiple performance obligations, the contract's transaction price is allocated to each performance obligation using the Company’s best estimate of the standalone selling price of each distinct good or service in the contract. The primary method used to estimate standalone selling price is observable prices.
The Company’s performance obligations are satisfied, and control is transferred, either at a point in time or over time as work progresses. For the majority of the Company’s products, control is transferred, and revenue is recognized when the product is shipped from the manufacturing facility or delivered to the customer, depending on shipping terms. Revenue is recognized over time primarily for separately priced extended service warranties in the CCM segment and certain highly customized product contracts in the CIT and CFT segments. Revenues for separately priced extended service warranties are recognized over the life of the contract. Revenues for highly customized product contracts are recognized based on the proportion of costs incurred to date, relative to total estimated costs to complete the contract and are generally incurred over twelve months or less. Highly customized product contract costs generally include labor, material and overhead. A summary of the timing of revenue recognition and reconciliation of disaggregated revenue by reportable segment follows:

	2020
(in millions)	CCM	CIT	CFT	Total
Products transferred at a point in time	$2,972.2	$422.9	$240.4	$3,635.5
Products and services transferred over time	23.4	308.7	2.3	334.4
Total revenues	$2,995.6	$731.6	$242.7	$3,969.9

	2019
(in millions)	CCM	CIT	CFT	Total
Products transferred at a point in time	$3,211.1	$531.7	$278.4	$4,021.2
Products and services transferred over time	22.2	441.2	—	463.4
Total revenues	$3,233.3	$972.9	$278.4	$4,484.6

	2018
(in millions)	CCM	CIT	CFT	Total
Products transferred at a point in time	$2,859.0	$540.7	$291.6	$3,691.3
Products and services transferred over time	21.3	393.1	—	414.4
Total revenues	$2,880.3	$933.8	$291.6	$4,105.7
Remaining performance obligations for extended service warranties represent the transaction price for the remaining stand-ready obligation to perform warranty services. A summary of estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied or partially unsatisfied as of December 31, 2020 follows:

(in millions)	2021	2022	2023	2024	2025	Thereafter
Extended service warranties	$22.9	$21.7	$20.5	$19.4	$18.5	$155.3
The Company has applied the practical expedient to not disclose information about remaining performance obligations that have original expected durations of one year or less.

Contract Balances
Contract liabilities relate to payments received in advance of performance under a contract, primarily related to extended service warranties in the CCM segment, systems contracts in the CFT segment and highly customized product contracts in the CIT segment. Contract liabilities are recognized as revenue as (or when) the Company performs under the contract. A summary of the change in contract liabilities follows:

(in millions)	2020	2019	2018
Balance as of January 1	$247.4	$227.4	$215.8
Revenue recognized	(68.4)	(69.1)	(79.5)
Revenue deferred	89.3	87.6	90.5
Acquired liabilities	—	1.5	0.6
Balance as of December 31	$268.3	$247.4	$227.4
Contract assets relate to the Company's right to payment for performance completed to date under a contract, primarily related to highly customized product contracts within the CIT and CFT segments. Accounts receivable are recorded when the right to payment becomes unconditional, which generally occurs over twelve months or less. A summary of the change in contract assets follows:

(in millions)	2020	2019	2018
Balance as of January 1	$100.5	$44.7	$—
Balance as of December 31	84.5	100.5	44.7
Change in contract assets	$(16.0)	$55.8	$44.7
The change in contract assets for the year ended December 31, 2020, primarily reflects the recognition of revenue exceeding billings of $13.3 million and measurement period adjustments net of acquired contract assets, of $3.3 million, partially offset by currency translation and other of $0.6 million. The change in contract assets for the year ended December 31, 2019, primarily reflects acquired contract assets of $29.1 million and excess billings over recognized revenue of $26.7 million. The change in contract assets for the year ended December 31, 2018, primarily reflects the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers ("ASC 606") of $22.8 million and excess billings over recognized revenue of $21.9 million.
Revenues by End-Market
A summary of revenues disaggregated by major end-market industries and reconciliation of disaggregated revenue by segment follows:

	2020
(in millions)	CCM	CIT	CFT	Total
General construction	$2,839.0	$—	$—	$2,839.0
Aerospace	—	348.1	—	348.1
Medical	—	222.7	—	222.7
Transportation	—	—	132.4	132.4
Heavy equipment	69.8	—	—	69.8
General industrial and other	86.8	160.8	110.3	357.9
Total revenues	$2,995.6	$731.6	$242.7	$3,969.9

	2019
(in millions)	CCM	CIT	CFT	Total
General construction	$3,035.6	$—	$—	$3,035.6
Aerospace	—	641.4	—	641.4
Medical	—	162.3	—	162.3
Transportation	—	—	152.2	152.2
Heavy equipment	100.2	—	—	100.2
General industrial and other	97.5	169.2	126.2	392.9
Total revenues	$3,233.3	$972.9	$278.4	$4,484.6

	2018
(in millions)	CCM	CIT	CFT	Total
General construction	$2,661.4	$—	$—	$2,661.4
Aerospace	—	620.3	—	620.3
Medical	—	146.4	—	146.4
Transportation	—	—	154.9	154.9
Heavy equipment	112.1	—	—	112.1
General industrial and other	106.8	167.1	136.7	410.6
Total revenues	$2,880.3	$933.8	$291.6	$4,105.7
Note 7—Stock-Based Compensation
Incentive Compensation Program
The Company maintains an Incentive Compensation Program (the “Program”) for executives, certain other employees of the Company and its operating segments and subsidiaries and the Company’s non-employee directors. Members of the Board of Directors (the "Board") that receive stock-based compensation are treated as employees for accounting purposes. The Program was approved by shareholders on May 6, 2015. The Program allows for up to 4.2 million awards to eligible employees of stock options, restricted stock, stock appreciation rights, performance shares and units or other awards based on Company common stock. As of December 31, 2020, 1.2 million shares were available for grant under this plan.
During the year ended December 31, 2020, the Company awarded 395 thousand stock options, 69 thousand restricted stock awards, 46 thousand performance share awards and 8 thousand restricted stock units as part of the Program with an aggregate grant-date fair value of approximately $33.5 million to be recognized over the requisite service period for each award.
Stock-based compensation cost from continuing operations by award type follows:

(in millions)	2020	2019	2018
Stock option awards	$10.4	$9.9	$10.4
Restricted stock awards	8.6	6.9	7.2
Performance share awards	7.4	5.5	6.9
Restricted stock units	1.4	1.3	1.4
Stock appreciation rights	2.4	7.1	—
Total stock-based compensation cost incurred	30.2	30.7	25.9
Capitalized cost during the period	(3.5)	(9.0)	(1.1)
Amortization of capitalized cost during the period	1.2	6.7	0.6
Total stock-based compensation expense	$27.9	$28.4	$25.4
Income tax benefit	$8.8	$11.9	$9.8
In 2018, the Board authorized a grant of stock options to U.S. employees and stock appreciation rights to employees outside of the U.S. This grant contributed $4.0 million and $9.8 million to stock-based compensation costs for the years ended December 31, 2020 and December 31, 2019, respectively. Compensation cost of $4.9 million and $2.7 million was capitalized as inventory as of December 31, 2020 and December 31, 2019, respectively. Inventory is recognized in costs of goods sold when that related inventory is sold.
Stock Option Awards
Stock options awarded under the Program generally vest on a straight-line basis over a three-year period on the anniversary date of the grant. All stock options have a maximum contractual term of 10 years. Shares issued to cover stock options issued under the Program may be issued from shares held in treasury, from new issuances of shares or a combination of the two. Unrecognized compensation cost from continuing operations related to stock options of $6.1 million as of December 31, 2020, is to be recognized over a weighted-average period of 1.1 years.

The Company utilizes the Black-Scholes-Merton (“BSM”) option pricing model to determine the fair value of its stock options. The BSM relies on certain assumptions to estimate an option’s fair value. The weighted average assumptions used in the determination of fair value for stock options follows:

(in millions, except per share amounts)	2020	2019	2018	2018 One-time Grant
Expected dividend yield	1.3%	1.6%	1.4%	1.4%
Expected term (in years)	4.8	4.9	5.5	3.9
Expected volatility	21.9%	21.3%	23.1%	20.7%
Risk-free interest rate	1.4%	2.5%	2.6%	2.6%
Weighted-average grant date fair value (per share)	$29.29	$21.07	$23.71	$21.91
Fair value of options granted	$11.6	$9.7	$9.1	$13.6
The expected term of a stock option is based on the assumption that all outstanding stock options will be exercised at the midpoint of the valuation date (if vested) or the vesting dates (if unvested) and the stock options’ expiration date. The expected volatility is based on historical volatility, as well as implied volatility of the Company’s call options. The risk-free interest rate is based on rates of U.S. Treasury issues with a remaining life equal to the expected term of the stock option. The expected dividend yield is based on the latest quarterly dividend payment per share, annualized, divided by the average three-month stock price as of the date of grant.
A summary of stock options outstanding and activity follows:

	Number of Shares (in thousands)	Weighted-Average Exercise Price (per share)	Weighted-Average Contractual Term (in years)	Aggregate Intrinsic Value (in millions)
Outstanding as of December 31, 2019	1,825	$101.95
Options granted	395	159.49
Options exercised	(229)	95.49
Options forfeited / expired	(165)	119.11
Outstanding as of December 31, 2020	1,826	114.03	7.0	$78.8
Vested and exercisable as of December 31, 2020	768	98.25	5.4	$44.5
Additional information related to stock option activity during the years ended December 31 follows:

(in millions)	2020	2019	2018
Intrinsic value of options exercised	$11.9	$25.4	$18.4
Fair value of options vested	$7.9	$6.3	$10.2
Restricted Stock Awards
Restricted stock awarded under the Program is generally released to the recipient after a period of approximately three years. Unrecognized compensation cost from continuing operations related to restricted stock of $6.2 million as of December 31, 2020, is to be recognized over a weighted-average period of 1.7 years.
Information related to restricted stock during the years ended December 31 follows:

	2020	2019	2018
Weighted-average grant date fair value (per share)	$147.78	$112.70	$114.27
A summary of restricted stock outstanding and activity follows:

	Number of Shares (in thousands)	Weighted-Average Grant Date Fair Value (per share)	Weighted-Average Contractual Term (in years)	Aggregate Intrinsic Value (in millions)
Outstanding as of December 31, 2019	173	$109.62
Shares granted	69	147.78
Shares vested	(66)	114.39
Shares forfeited	(10)	123.70
Outstanding as of December 31, 2020	166	122.88	0.8	$26.0

Additional information related to restricted stock award activity during the years ended December 31 follows:

(in millions)	2020	2019	2018
Intrinsic value of restricted stock exercised	$9.6	$5.6	$11.7
Fair value of restricted stock vested	$7.5	$4.6	$9.8
Performance Share Awards
Performance shares vest based on the employee rendering three years of service to the Company and the attainment of a market condition over the performance period, which is based on the Company’s relative total shareholder return versus the S&P Midcap 400 Index® over a pre-determined time period as determined by the Compensation Committee of the Board. Unrecognized compensation cost from continuing operations related to performance share awards of $7.1 million as of December 31, 2020, is to be recognized over a weighted-average period of 1.8 years.
For purposes of determining diluted earnings per share, the performance share awards are considered contingently issuable shares and are included in diluted earnings per share based upon the number of shares that would have been awarded had the conditions at the end of the reporting period continued until the end of the performance period. See Note 5 for further information regarding earnings per share computations.
The Company utilizes the Monte-Carlo simulation approach based on a three-year measurement period to determine the fair value of performance shares. Such approach entails the use of assumptions regarding the future performance of the Company’s stock and those of the S&P Midcap 400 Index®. Those assumptions include expected volatility, risk-free interest rates, correlation coefficients and dividend reinvestment. Dividends accrue on the performance shares during the performance period and are to be paid in cash based upon the number of awards ultimately earned.
Information related to performance shares during the years ended December 31 follows:

	2020	2019	2018
Weighted-average grant date fair value (per share)	$222.50	$149.27	$140.20
A summary of performance shares outstanding and activity follows:

	Number of Shares (in thousands)	Weighted-Average Grant Date Fair Value (per share)	Weighted-Average Contractual Term (in years)	Aggregate Intrinsic Value (in millions)
Outstanding as of December 31, 2019	143	$143.94
Awards granted	46	222.50
Awards vested	(80)	141.79
Awards converted	36	141.81
Awards forfeited	(9)	167.03
Outstanding as of December 31, 2020	136	170.34	0.9	$21.2
Additional information related to performance share activity during the years ended December 31 follows:

(in millions)	2020	2019	2018
Intrinsic value of performance share awards exercised	$12.9	$5.0	$5.3
Fair value of performance share awards vested	$11.3	$5.9	$5.2
Restricted Stock Units
Up to and including February 4, 2020, restricted stock units were awarded to eligible directors which are fully vested and expensed upon grant date. The restricted stock units are paid in shares of Company common stock after the director ceases to serve as a member of the Board, or if earlier, upon a change in control of the Company. Effective May 6, 2020, eligible directors will no longer be issued restricted stock units, but instead will be awarded restricted stock awards that will vest on the earlier of (i) one year from the date of grant; (ii) the director’s retirement from the Board upon reaching age 72 or after completing 18 consecutive years of service on the Board; or (iii) a change in control of the Company.

Additional information related to restricted stock unit activity during the years ended December 31 follows:

(in thousands, except per share amounts)	2020	2019	2018
Restricted stock units granted	8	12	13
Weighted-average grant date fair value (per share)(1)	$161.41	$110.79	$108.72
(1)Restricted stock units' fair value is based on the closing market price of the stock on the respective dates of the grants.
Stock Appreciation Rights
Stock appreciation rights issued under the 2018 one-time grant discussed above, cliff vest on May 2, 2021, at which date they will immediately vest and be settled in cash. Unrecognized compensation cost from continuing operations related to stock appreciation rights of $1.6 million as of December 31, 2020, is to be recognized over a weighted-average period of 0.3 years.
The stock appreciation rights are classified as liability awards and are measured at fair value at each balance sheet date. The Company utilizes the BSM option pricing model to determine the fair value of its stock appreciation rights. The BSM relies on certain assumptions to estimate a stock appreciation right's fair value. The weighted average assumptions used in the December 31, 2020 determination of fair value for stock appreciation rights follows:

(in millions, except per share amounts)	2018 One-time Grant
Expected dividend yield	1.5%
Expected term (in years)	0.3
Expected volatility	30.1%
Risk-free interest rate	0.1%
Weighted-average grant date fair value (per share)	$48.24
Fair value of stock appreciation rights granted	$13.5
The expected life of stock appreciation rights is based on the time from the valuation date to the vest date. The expected volatility is based on historical volatility as well as implied volatility of the Company’s call options. The risk-free interest rate is based on rates of U.S. Treasury issues with a remaining life equal to the expected life of the stock appreciation right. The expected dividend yield is based on the latest quarterly dividend payment per share, annualized, divided by the average three-month stock price as of the date of grant.
A summary of stock appreciation awards outstanding and activity follows:

	Number of Shares (in thousands)	Weighted-Average Exercise Price (per share)	Weighted-Average Contractual Term (in years)	Aggregate Intrinsic Value (in millions)
Outstanding as of December 31, 2019	362	$106.85
Awards exercised	(3)	106.85
Awards forfeited	(78)	106.85
Outstanding as of December 31, 2020	281	106.85	0.3	$13.9
Deferred Compensation - Equity
Certain employees are eligible to participate in the Company’s Non-qualified Deferred Compensation Plan (the “Deferred Compensation Plan”). Participants may elect to defer all or part of their restricted and performance shares. Participants have elected to defer 84 thousand and 86 thousand shares of Company common stock as of December 31, 2020 and 2019, respectively. Company stock held for future issuance of vested awards is classified as additional paid in capital in the Consolidated Balance Sheets and is recorded at grant date fair value. Such deferred shares are included in basic earnings per share.
Note 8—Exit and Disposal Activities
The Company has undertaken operational restructuring and other cost reduction actions to streamline processes and manage costs throughout various departments. These actions resulted in exit, disposal and employee termination benefit costs, primarily resulting from planned reductions in workforce, facility consolidation and relocation, and lease termination costs. The primary actions are discussed below by operating segment.

CIT
During the third quarter of 2020, the Company initiated plans to exit its manufacturing operations in Kent, Washington, as a result of market declines from the coronavirus pandemic ("COVID-19"). Select operations will be relocated to existing facilities primarily in North America. The project is estimated to take 12 to 18 months to complete. During the year ended December 31, 2020, exit and disposal costs totaled $6.6 million primarily for employee termination benefit costs and facility cleanup costs. Total exit and disposal costs are expected to approximate $13.2 million, with approximately $6.6 million costs remaining to be incurred, primarily in 2021.
During the second quarter of 2020, the Company initiated plans to exit its manufacturing operations in Mobile, Alabama, and relocate the majority of those operations to its existing manufacturing facility in Franklin, Wisconsin. This project is substantially complete with cumulative exit and disposal costs of $1.6 million, primarily for employee termination benefit costs and the impairment of certain assets, recognized through December 31, 2020.
The Company has completed its project to relocate its aerospace connectors manufacturing operations in El Segundo, California, and Riverside, California, to existing lower cost operations in North America. During the year ended December 31, 2020, exit and disposal costs totaled $2.3 million, primarily for facility clean up, travel and employee termination benefit costs. Cumulative exit and disposal costs of $10.9 million were recognized through December 31, 2020.
Other Actions
The Company implemented restructuring activities to reduce its overall headcount as a result of general market declines from COVID-19. CIT, CFT and CCM incurred $3.7 million, $3.4 million and $1.0 million, respectively, in severance expense during the year ended December 31, 2020.
Consolidated Summary
The Company's exit and disposal costs by activity follows:

(in millions)	2020	2019	2018
Employee severance and benefit arrangements	$13.9	$7.3	$1.6
Facility cleanup costs	2.5	—	—
Accelerated depreciation and impairments	0.6	0.2	—
Relocation costs	0.3	0.9	0.7
Other restructuring costs	1.7	3.1	2.0
Total exit and disposal costs	$19.0	$11.5	$4.3
The Company's exit and disposal costs by segment follows:

(in millions)	2020	2019	2018
Carlisle Interconnect Technologies	$14.3	$8.5	$3.2
Carlisle Fluid Technologies	3.7	2.7	1.1
Carlisle Construction Materials	1.0	0.3	—
Total exit and disposal costs	$19.0	$11.5	$4.3
The Company's exit and disposal costs by financial statement line item follows:

(in millions)	2020	2019	2018
Cost of goods sold	$12.4	$5.0	$1.9
Selling and administrative expenses	5.9	5.6	1.9
Research and development expenses	0.3	0.1	0.1
Other operating expense, net	0.4	0.8	0.4
Total exit and disposal costs	$19.0	$11.5	$4.3

The Company's change in exit and disposal activities liability follows:

(in millions)	Total
Balance as of December 31, 2019	$5.2
Charges	19.0
Cash payments	(18.1)
Balance as of December 31, 2020	$6.1
The liability of $6.1 million as of December 31, 2020, primarily relates to employee severance and benefit arrangements and is included in accrued and other current liabilities.
Note 9—Income Taxes
Sources of Pre-Tax Income and Related Tax Provision by Region
Geographic sources of income before income taxes consists of the following:

(in millions)	2020	2019	2018
Continuing operations:
U.S. domestic	$353.3	$487.3	$382.8
Foreign	50.9	87.8	64.1
Income from continuing operations before income taxes	404.2	575.1	446.9

Discontinued operations:
U.S. domestic	(21.8)	(4.4)	269.2
Foreign	13.5	22.8	29.9
Income from discontinued operations before income taxes	(8.3)	18.4	299.1

Total income before income taxes	$395.9	$593.5	$746.0
The provision for income taxes from continuing operations consists of the following:

(in millions)	2020	2019	2018
Current provision:
Federal and State	$86.0	$108.5	$71.7
Foreign	18.6	17.7	18.2
Total current provision	104.6	126.2	89.9

Deferred benefit:
Federal and State	(14.8)	(7.3)	8.1
Foreign	(11.3)	(1.6)	(9.4)
Total deferred benefit	(26.1)	(8.9)	(1.3)

Total provision for income taxes	$78.5	$117.3	$88.6

Rate Reconciliation
A reconciliation of the tax provision from continuing operations computed at the U.S. federal statutory rate to the actual tax provision follows:

(in millions)	2020	2019	2018
Taxes at U.S. statutory rate	$84.9	$120.8	$93.8
State and local taxes, net of federal income tax benefit	11.5	16.2	12.4
Foreign earnings taxed at different rates	1.7	(1.6)	(0.5)
Change in unrecognized tax benefit	(11.5)	(3.1)	(7.6)
Return to provision adjustments	(2.5)	(7.3)	(1.3)
Tax credits	(4.3)	(4.5)	(2.5)
Impact of U.S. tax reform	—	—	(3.3)
Other, net	(1.3)	(3.2)	(2.4)
Provision for income taxes	$78.5	$117.3	$88.6
Effective income tax rate on continuing operations	19.4%	20.4%	19.8%
Cash payments for income taxes, net of refunds, were $116.6 million, $113.0 million and $195.6 million, in 2020, 2019 and 2018, respectively.
Deferred Tax Assets (Liabilities), net

(in millions)	December 31, 2020	December 31, 2019
Employee benefits	$37.3	$29.4
Deferred revenue	24.4	22.9
Lease liabilities	14.3	15.8
Deferred state tax attributes	6.6	7.8
Inventory reserves	6.4	6.6
Warranty reserves	5.4	4.6
Foreign loss carryforwards	5.3	4.4
Allowance for credit losses	3.1	3.0
Federal tax credit carryovers	3.3	2.4
Other, net	8.1	4.8
Gross deferred assets	114.2	101.7
Valuation allowances	(7.1)	(5.3)
Deferred tax assets after valuation allowances	107.1	96.4

Intangibles	(189.6)	(202.4)
Property, plant and equipment	(52.5)	(50.6)
Right of use assets	(12.9)	(14.5)
Undistributed foreign earnings	(4.6)	(13.6)
Gross deferred liabilities	(259.6)	(281.1)

Net deferred tax liabilities	$(152.5)	$(184.7)
Deferred tax assets and liabilities are classified as long-term. Foreign deferred tax assets and liabilities are grouped separately from U.S. domestic assets and liabilities and are analyzed on a jurisdictional basis.
Deferred tax assets and liabilities included in the Consolidated Balance Sheet follows:

(in millions)	December 31, 2020	December 31, 2019
Other long-term assets	$3.5	$3.6
Other long-term liabilities	(156.0)	(188.3)
Net deferred tax liabilities	$(152.5)	$(184.7)

Valuation Allowances
As of December 31, 2020, the Company had no deferred tax assets related to net operating loss (“NOL”) carryforwards for U.S. federal tax purposes but had a deferred tax asset for state NOL carryforwards and credits of approximately $2.8 million (expiring 2022 through 2040). The Company believes that it is likely that certain of the state attributes will expire unused and therefore has established a valuation allowance of approximately $0.4 million against the deferred tax assets associated with these attributes. The Company also has deferred tax assets related to NOL carryforwards in foreign jurisdictions of approximately $5.3 million, which begin to expire in 2022. The Company believes that it is likely that certain foreign NOL carryforwards will expire unused and therefore has established a valuation allowance of approximately $3.5 million. As of December 31, 2020, the Company had foreign tax credit carryforwards of $3.2 million, which begin to expire in 2028. The Company believes it is likely the credits will expire unused and therefore has established a full valuation allowance.
Undistributed Foreign Earnings
The Company has determined that an amount approximately equal to foreign cash balances and other certain assets is not permanently reinvested for withholding tax purposes, which results in an accrual of $4.6 million. It is not practicable to calculate deferred tax balances on other basis differences.
Unrecognized Tax Benefits
Unrecognized tax benefits reflect the difference between the tax benefits of positions taken or expected to be taken on income tax returns and the tax benefits that meet the criteria for current recognition in the financial statements. The Company periodically assesses its unrecognized tax benefits.
A summary of the movement in gross unrecognized tax benefits (before estimated interest and penalties) follows:

(in millions)	2020	2019	2018
Balance as of January 1	$35.7	$27.1	$37.0
Additions based on tax positions related to current year	0.4	0.3	3.3
Reductions due to statute of limitations	(10.8)	(4.8)	(11.8)
Adjustments related to acquired uncertain tax positions	(0.8)	11.6	—
Adjustments for tax positions of prior years	—	1.8	—
Reductions due to settlements	—	(0.1)	(1.2)
Adjustments due to foreign exchange rates	(0.2)	(0.2)	(0.2)
Balance as of December 31	$24.3	$35.7	$27.1
If the unrecognized tax benefits as of December 31, 2020, were to be recognized, approximately $28.1 million would impact the Company’s effective tax rate. The amount impacting the Company’s effective rate is calculated by adding accrued interest and penalties to the gross unrecognized tax benefit excluding positions related to discontinued operations and subtracting the tax benefit associated with state taxes and interest.
The Company classifies and reports interest and penalties associated with unrecognized tax benefits as a component of the income tax provision on the Consolidated Statements of Income and as a long-term liability on the Consolidated Balance Sheets. The total amount of such interest and penalties accrued, but excluded from the table above, at the years ending 2020, 2019 and 2018 were $7.9 million, $8.9 million and $5.1 million, respectively.
The Company is subject to U.S. federal income tax as well as income tax in multiple state and foreign jurisdictions. The Company is working with the IRS to complete its compliance assurance process for the 2019 tax year.
Generally, state income tax returns are subject to examination for a period of three years to five years after filing. Substantially all material state tax matters have been concluded for tax years through 2013. Various state income tax returns for subsequent years are in the process of examination. At this stage the outcome is uncertain; however, the Company believes that contingencies have been adequately provided for. Statutes of limitation vary among the foreign jurisdictions in which the Company operates. Substantially all foreign tax matters have been concluded for tax years through 2009. The Company believes that foreign tax contingencies associated with income tax examinations underway or open tax years have been provided for adequately.

Based on the outcome of certain examinations or as a result of the expiration of statutes of limitations for certain jurisdictions, the Company believes that within the next 12 months it is reasonably possible that previously unrecognized tax benefits could decrease by approximately $9.0 million to $10.0 million. These previously unrecognized tax benefits relate to a variety of tax issues including tax matters relating to prior acquisitions and various state matters.

Note 10—Inventories, net

(in millions)	December 31, 2020	December 31, 2019
Raw materials	$168.2	$181.7
Work-in-process	67.4	66.9
Finished goods	225.8	214.0
Reserves	(28.7)	(27.7)
Inventories, net	$432.7	$434.9
Note 11—Property, Plant and Equipment, net

(in millions)	December 31, 2020	December 31, 2019
Land	$64.5	$68.0
Buildings and leasehold improvements	443.4	427.9
Machinery and equipment	798.4	763.1
Projects in progress	54.7	44.4
Property, plant and equipment, gross	1,361.0	1,303.4
Accumulated depreciation	(688.9)	(627.1)
Property, plant and equipment, net	$672.1	$676.3
Capitalized interest totaled $1.3 million, $1.2 million and $2.2 million for 2020, 2019 and 2018, respectively.
Note 12—Goodwill and Other Intangible Assets, net
Goodwill
The changes in the carrying amount of goodwill, net by segment follows:

(in millions)	CCM	CIT	CFT	Total
Net balance as of December 31, 2018	$532.8	$643.1	$169.5	$1,345.4
Goodwill acquired during year(1), (2)	64.3	194.1	16.1	274.5
Measurement period adjustments	0.5	(1.9)	1.6	0.2
Currency translation and other	(0.5)	(0.1)	0.3	(0.3)
Net balance as of December 31, 2019	$597.1	$835.2	$187.5	$1,619.8
Goodwill acquired during year(1), (2)	12.5	2.8	2.8	18.1
Measurement period adjustments	—	(2.3)	—	(2.3)
Currency translation and other	3.4	(0.1)	2.8	6.1
Net balance as of December 31, 2020	$613.0	$835.6	$193.1	$1,641.7
(1)See Note 3 for further information on goodwill resulting from recent acquisitions.
(2)In addition to the acquisitions disclosed in Note 3, the Company acquired one business for an aggregate purchase price of $3.2 million during 2020 and five businesses for an aggregate purchase price of $42.4 million during 2019.

Other Intangible Assets, net

	December 31, 2020			December 31, 2019
(in millions)	Acquired Cost	Accumulated Amortization	Net Book Value	Acquired Cost	Accumulated Amortization	Net Book Value
Assets subject to amortization:
Customer relationships	$1,000.7	$(393.7)	$607.0	$994.5	$(315.6)	$678.9
Technology and intellectual property	263.0	(172.6)	90.4	253.6	(133.8)	119.8
Trade names and other	115.6	(48.7)	66.9	97.9	(36.9)	61.0
Assets not subject to amortization:
Trade names	196.6	—	196.6	200.7	—	200.7
Other intangible assets, net	$1,575.9	$(615.0)	$960.9	$1,546.7	$(486.3)	$1,060.4
The remaining weighted-average amortization period of intangible assets subject to amortization as of December 31, 2020, follows (in years):

Customer relationships	9.2
Technology and intellectual property	5.9
Trade names and other	9.8
Total assets subject to amortization	8.9
Intangible assets subject to amortization as of December 31, 2020, will be amortized as follows:

(in millions)	2021	2022	2023	2024	2025	Thereafter
Estimated future amortization expense	$112.6	$96.8	$91.1	$82.0	$79.5	$302.3
The net carrying values of the Company’s other intangible assets, net by reportable segment follows:

(in millions)	December 31, 2020	December 31, 2019
Carlisle Construction Materials	$300.9	$345.3
Carlisle Interconnect Technologies	384.8	441.0
Carlisle Fluid Technologies	261.3	272.8
Corporate	13.9	1.3
Total	$960.9	$1,060.4
Note 13—Accrued and Other Current Liabilities

(in millions)	December 31, 2020	December 31, 2019
Compensation and benefits	$97.5	$101.0
Customer incentives	68.0	69.9
Standard product warranties	30.0	28.7
Income and other accrued taxes	14.0	21.9
Other accrued liabilities	65.1	59.0
Accrued and other current liabilities	$274.6	$280.5
Standard Product Warranties
The Company offers various standard warranty programs on its products, primarily for certain installed roofing systems, high-performance cables and assemblies, and fluid technologies. The Company’s liability for such warranty programs is included in accrued expenses. The change in the Company’s standard product warranty liabilities follows:

(in millions)	2020	2019
Balance as of January 1	$28.7	$31.3
Provision	14.7	17.0
Claims	(14.1)	(19.4)
Foreign exchange	0.7	(0.2)
Balance as of December 31	$30.0	$28.7

Note 14—Long-term Debt

			Fair Value (1)
(in millions)	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
2.75% Notes due 2030	$750.0	$—	$804.8	$—
3.75% Notes due 2027	600.0	600.0	679.3	623.4
3.5% Notes due 2024	400.0	400.0	438.3	414.2
3.75% Notes due 2022	350.0	350.0	366.9	361.4
5.125% Notes due 2020	—	250.0	—	255.0
Unamortized discount, debt issuance costs and other	(18.7)	(8.4)
Total long term-debt	$2,081.3	$1,591.6
Less current portion of long-term debt	1.1	250.2
Total long term-debt, net of current portion	$2,080.2	$1,341.4
(1)The fair value is estimated based on current yield rates plus the Company’s estimated credit spread available for financings with similar terms and maturities. Based on these inputs, debt instruments are classified as Level 2 in the fair value hierarchy.
2.75% Notes Due 2030
On February 28, 2020, the Company completed a public offering of $750.0 million of unsecured senior notes with a stated interest rate of 2.75% due March 1, 2030 (the “2030 Notes”). The 2030 Notes were issued at a discount of $9.3 million, resulting in proceeds to the Company of $740.7 million. The Company incurred costs, primarily underwriting fees, to issue the 2030 Notes of approximately $6.5 million. Additionally in the first quarter of 2020, the Company entered into interest rate derivative instruments to hedge variability in future interest payments on the 2030 Notes of the 10-year US Treasury Rate ("treasury locks"), which were designated as hedges, and settled resulting in a loss of $16.4 million. The discount and issuance costs of $15.8 million are reflected net within long-term debt on the Consolidated Balance Sheets and the loss on treasury locks of $16.4 million is reflected in accumulated other comprehensive income on the Consolidated Balance Sheets. These costs are amortized to interest expense over the life of the 2030 Notes using the effective interest method. Interest is paid each March 1 and September 1, and commenced on September 1, 2020.
3.75% Notes Due 2027
On November 16, 2017, the Company completed a public offering of $600.0 million of notes with a stated interest rate of 3.75% due December 1, 2027 (the “2027 Notes”). The 2027 Notes were issued at a discount of $2.4 million, resulting in proceeds to the Company of $597.6 million. The Company incurred costs to issue the 2027 Notes of approximately $7.7 million, inclusive of underwriters’, credit rating agencies’ and attorneys’ fees and other costs. The discount and issuance costs are amortized to interest expense over the life of the 2027 Notes. Interest is paid each June 1 and December 1.
3.5% Notes Due 2024
On November 16, 2017, the Company completed a public offering of $400.0 million of notes with a stated interest rate of 3.5% due December 1, 2024 (the “2024 Notes”). The 2024 Notes were issued at a discount of $0.4 million, resulting in proceeds to the Company of $399.6 million. The Company incurred costs to issue the 2024 Notes of approximately $4.5 million, inclusive of underwriters’, credit rating agencies’ and attorneys’ fees and other costs. The discount and issuance costs are amortized to interest expense over the life of the 2024 Notes. Interest is paid each June 1 and December 1.
3.75% Notes Due 2022
On November 20, 2012, the Company completed a public offering of $350.0 million of notes with a stated interest rate of 3.75% due November 15, 2022 (the “2022 Notes”). The 2022 Notes were issued at a discount of $1.1 million, resulting in proceeds to the Company of $348.9 million. The Company incurred costs to issue the 2022 Notes of approximately $2.9 million, inclusive of underwriters’, credit rating agencies’ and attorneys’ fees and other costs. Both the discount and issuance costs are being amortized to interest expense over the life of the 2022 Notes. Interest is paid each May 15 and November 15.

5.125% Notes Due 2020
On December 9, 2010, the Company completed a public offering of $250.0 million of notes with a stated interest rate of 5.125% due December 15, 2020 (the “2020 Notes”). The 2020 Notes were issued at a discount of approximately $1.1 million, resulting in proceeds to the Company of approximately $248.9 million. The Company incurred costs to issue the 2020 Notes of approximately $1.9 million, inclusive of underwriters’, credit rating agencies’ and attorneys’ fees and other costs. Interest on the 2020 Notes is paid each June 15 and December 15.
On February 28, 2020, the Company issued a notice for the redemption in full of the 2020 Notes. The 2020 Notes were redeemed on March 29, 2020 (the “Redemption Date”) at the redemption price of $262.1 million, consisting of the principal amount of $250.0 million, $8.4 million premium for early redemption and $3.7 million of interest to the redemption date. The premium along with remaining unamortized issuance costs of $8.8 million are reflected in loss on extinguishment of debt and the $3.7 million of interest is reflected in interest expense in the Consolidated Statements of Income.
Notes Terms and Redemption Features
The 2030, 2027, 2024 and 2022 Notes (jointly the “Notes”) are presented net of the related discount and debt issuance costs in long-term debt. The Notes may be redeemed at the Company's option, in whole or in part, plus accrued and unpaid interest, at any time prior to the dates stated below, at a price equal to the greater of (i) 100.0% of the principal amounts; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date on a semi-annual basis at the Treasury Rate plus a spread (noted below). The Notes may also be redeemed at any time after the dates noted below, in whole or in part, at the Company's option at 100.0% of the principal amount, plus accrued and unpaid interest.

Debt Instrument	Date	Spread
2.75% Notes due 2030	December 1, 2029	20 basis points
3.75% Notes due 2027	September 1, 2027	25 basis points
3.5% Notes due 2024	October 1, 2024	20 basis points
3.75% Notes due 2022	August 15, 2022	35 basis points
Upon a change-in-control triggering event, the Company will be required to offer to repurchase the Notes at 101.0% of the principal amount, plus accrued and unpaid interest.
The Notes are subject to the Company's existing indenture dated January 15, 1997, and accordingly, are subject to the same restrictive covenants and limitations as the Company's existing indebtedness. The Notes are general unsecured obligations of the Company and rank equally with the Company's existing and future unsecured and unsubordinated indebtedness. The Notes are subordinate to any existing or future debt or other liabilities of the Company's subsidiaries.
Revolving Credit Facility (the “Facility”)
On February 5, 2020, the Company entered into the Company's Fourth Amended and Restated Credit Agreement (the “Amendment”) administered by JPMorgan Chase Bank, N.A. Among other things, the Amendment extended the maturity date of the Facility from February 21, 2022, to February 5, 2025. During the first quarter of 2020, the Company incurred $1.3 million of financing costs to finalize the amendment, which are recognized ratably over the extended maturity date of the Facility. The Facility has a feature that allows the Company to increase availability, at its option, by an aggregate amount of up to $500.0 million through increased commitments from existing lenders or the addition of new lenders. Under the Facility the Company may also enter into commitments in the form of standby, commercial, or direct pay letters of credit for an amount not to exceed $50.0 million. The Facility provides for grid-based interest pricing based on the credit rating of the senior unsecured bank debt or other unsecured senior debt. The Facility is also subject to fees based on applicable rates as defined in the agreement and the aggregate commitment, regardless of usage.
The Facility provides for variable interest pricing based on the credit rating of the senior unsecured bank debt or other unsecured senior debt. The Facility is also subject to fees based on applicable rates as defined in the agreement and the aggregate commitment, regardless of usage. The Facility requires the Company to meet various restrictive covenants and limitations including certain leverage ratios, interest coverage ratios and limits on outstanding debt balances held by certain subsidiaries.

As of December 31, 2020, the Company had no borrowings and $1.0 billion available under the Facility. During 2020, borrowings and repayments under the Facility totaled $500.0 million with a weighted average interest rate of 1.9%. During 2019 and 2018, the Company had no borrowings or repayments under the Facility.
Covenants and Limitations
Under the Company’s debt and credit facilities, the Company is required to meet various restrictive covenants and limitations, including limitations on certain leverage ratios, interest coverage and limits on outstanding debt balances held by certain subsidiaries. The Company was in compliance with all covenants and limitations as of December 31, 2020 and 2019.
Letters of Credit and Guarantees
During the normal course of business, the Company enters into commitments in the form of letters of credit and bank guarantees to provide its own financial and performance assurance to third parties. The Company has not issued any guarantees on behalf of any third parties. As of December 31, 2020, and 2019, the Company had $25.2 million and $25.5 million, in letters of credit and bank guarantees outstanding, respectively. The Company has multiple arrangements to obtain letters of credit, which include an agreement with an unspecified availability and separate agreements for up to $80.0 million in letters of credit, of which $54.9 million was available as of December 31, 2020.
Interest Payments
Cash payments for interest were $66.2 million, $63.7 million and $65.4 million in 2020, 2019 and 2018, respectively.
Note 15—Employee Benefit Plans
Defined Benefit Plans
The Company maintains defined benefit retirement plans, primarily for certain domestic employees, as presented below. All plans are frozen to new entrants, with the exception of the executive supplemental plan. Benefits are based primarily on years of service and earnings of the employee.
The significant assumptions used in the measurement of the projected benefit obligation and net periodic benefit cost primarily include the discount rate, rate of compensation increase and expected long-term return on plan assets. Weighted-average assumptions for the projected benefit obligation follows:

	December 31, 2020	December 31, 2019
Discount rate	2.1%	3.0%
Rate of compensation increase	3.8%	3.8%
Weighted-average assumptions for net periodic benefit cost follows:

	2020	2019	2018
Discount rate	3.0%	4.1%	3.5%
Rate of compensation increase	3.8%	3.8%	3.8%
Expected long-term return on plan assets	6.6%	6.3%	6.3%
The weighted-average cash balance interest crediting rate for the Company's cash balance defined benefit plans was 4.0% for the years ended December 31, 2020, 2019 and 2018.
The Company considers several factors in determining the long-term rate of return for plan assets. Asset-class return expectations are set using a combination of empirical and forward-looking analyses. Capital market assumptions for the composition of the Company’s asset portfolio are intended to capture the behavior of asset classes observed over several market cycles. The Company also looks to historical returns for reasonableness and appropriateness.

A reconciliation of the change in the projected benefit obligation, plan assets and the funded status follows:

(in millions)	2020	2019
Funded status
Projected benefit obligation
Balance as of January 1	$178.9	$167.5
Change in benefit obligation:
Service cost	3.0	2.8
Interest cost	4.5	6.1
Plan amendments	—	(0.1)
Actuarial loss	14.5	17.2
Benefits paid	(14.5)	(14.6)
Balance as of December 31	$186.4	$178.9
Fair value of plan assets
Balance as of January 1	$156.5	$148.6
Change in plan assets:
Actual return on plan assets	18.9	20.9
Company contributions	1.5	1.6
Benefits paid	(14.5)	(14.6)
Balance as of December 31	$162.4	$156.5

Unfunded status as of December 31	$(24.0)	$(22.4)

Accumulated benefit obligation as of December 31	$185.2	$178.0
The Company’s projected benefit obligation includes approximately $23.4 million and $21.8 million related to the Company’s executive supplemental and director defined benefit pension plans as of December 31, 2020 and 2019, respectively. The Company’s accumulated benefit obligation includes approximately $22.2 million and $20.9 million related to the Company’s executive supplemental and director defined benefit pension plans as of December 31, 2020 and 2019, respectively. The executive supplemental and director defined benefit plans have no plan assets and the Company is not required to pre-fund the obligations.

(in millions)	December 31, 2020	December 31, 2019
Current liabilities	$(1.5)	$(1.5)
Long-term liabilities	(22.5)	(20.9)
Net pension liability	$(24.0)	$(22.4)
The amounts included in accumulated other comprehensive income (loss) that have not been recognized in net periodic pension cost follows:

(in millions)	December 31, 2020	December 31, 2019
Unrecognized actuarial losses (gross)	$52.4	$52.1
Unrecognized actuarial losses (net of tax)	42.3	41.5
Unrecognized prior service costs (gross)	0.5	0.8
Unrecognized prior service costs (net of tax)	0.4	0.6
The components of net periodic benefit cost follows:

(in millions)	2020	2019	2018
Service cost	$3.0	$2.8	$3.1
Interest cost	4.5	6.1	5.5
Expected return on plan assets	(9.8)	(9.7)	(10.3)
Amortization of unrecognized net loss	5.1	3.1	4.3
Amortization of unrecognized prior service credit	0.2	0.2	0.3
Net periodic benefit cost	$3.0	$2.5	$2.9
The Company employs a liability driven investment approach whereby plan assets are invested primarily in fixed income investments to match the changes in the projected benefit obligation of funded plans related to changes in interest rates. Risk tolerance is established through careful consideration of projected benefit obligations, plan funded status and the Company’s other obligations and strategic investments.
The established target allocation is 88.0% fixed income securities and 12.0% equity securities. Fixed income investments are diversified across U.S. treasury, long and intermediate duration and high yield bonds. Equity investments are diversified across large capitalization U.S. and international stocks. Investment risk is measured and monitored on an ongoing basis through investment portfolio reviews, annual projected benefit liability measurements and asset/liability studies.
The fair value measurement of the plans’ assets by asset category follows:

	Quoted Prices in Active Markets for Identical Assets (Level 1)
(in millions)	December 31, 2020	December 31, 2019
Cash	$0.6	$0.6
U.S. treasury bonds	21.0	20.9
Mutual funds:
Equity mutual funds (1)	19.0	17.8
Fixed income mutual funds (2)	121.8	117.2
Total	$162.4	$156.5
(1)This category is comprised of investments in mutual funds that invest in equity securities such as large publicly traded companies listed in the S&P 500 Index; small to medium sized companies with market capitalization in the range of the Russell 2500 Index; and foreign issuers in emerging markets.
(2)This category is comprised of investments in mutual funds that invest in U.S. corporate fixed income securities, including asset-backed securities; high yield fixed income securities primarily rated BB, B, CCC, CC, C and D; and US dollar denominated debt securities of government, government related and corporate issuers in emerging market countries.
The Company made contributions of $1.5 million and $1.6 million during 2020 and 2019, respectively, which pertain to the Company’s executive supplemental and director defined benefit pension plans. This contribution covers current participant benefits as these plans have no plan assets. No minimum contributions to the pension plans were required in 2020 and 2019. During 2021, the Company expects to pay approximately $1.5 million in participant benefits under the executive supplemental and director plans. In light of the plans’ funded status, the Company does not expect to make discretionary contributions to its pension plans in 2021.
A summary of estimated future benefits to be paid for the Company’s defined benefit pension plans as of December 31, 2020, follows:

(in millions)	2021	2022	2023	2024	2025	2026-2030
Estimated benefit payments	$13.9	$14.3	$14.6	$14.4	$14.7	$62.7
Defined Contribution Plans
401K Plan
The Company maintains defined contribution savings plans covering a significant portion of its eligible employees. Participant contributions are matched by the Company up to a 4.0% maximum of eligible compensation, subject to compensation and contribution limits as defined by the Internal Revenue Service. Employer contributions for the savings plan were $16.9 million, $16.6 million and $15.2 million in 2020, 2019 and 2018, respectively.
Matching contributions are invested in funds as directed by participants. Eligible participants may also elect to invest up to 50.0% of the Company’s matching contribution in Company common stock. Common shares held by the contribution savings plan follows:

(in millions)	December 31, 2020	December 31, 2019	December 31, 2018
Common shares held	0.8	0.9	1.0

Deferred Compensation - Cash
The Company’s Deferred Compensation Plan allows certain eligible participants to defer a portion of their cash compensation and provides a matching contribution to the deferred compensation plan of up to 4.0% of eligible compensation. Eligible participants may elect to receive in-service distributions of deferred compensation or may defer receipt of distributions until retirement via lump sum or annual payment installments over a maximum period of 10 years. Participants allocate their deferred compensation amongst various investment options with earnings accruing to the participant.
The Company has established a Rabbi Trust to provide for a degree of financial security to cover its obligations with its deferred compensation plan. Contributions to the Rabbi Trust by the Company are made at the discretion of management and generally are made in cash and invested in money-market funds. The Company consolidates the Rabbi Trust and therefore includes the investments in its Consolidated Balance Sheets. As of December 31, 2020, and 2019, the Company had $6.6 million and $6.1 million of cash, respectively, and $7.7 million and $5.5 million of short-term investments, respectively. The short-term investments are measured at fair value using quoted market prices in active markets (i.e. Level 1 measurements) with changes in fair value recorded in net income and the associated cash flows presented as operating cash flows.
Workers’ Compensation Claims and Related Losses
The Company maintains occurrence-based insurance coverage with certain insurance carriers in accordance with its risk management practices that provides for reimbursement of workers’ compensation claims in excess of $0.5 million. The Company records a recovery receivable from the insurance carriers when such recovery is deemed probable based on the nature of the claim and history of recoveries. The liability related to workers’ compensation claims, both those reported to the Company and those incurred but not yet reported, is estimated based on actuarial estimates, loss development factors and the Company’s historical loss experience. A summary of the receivable and liability related to workers' compensation claims follows:

(in millions)	December 31, 2020	December 31, 2019
Other current assets	$—	$0.6
Other long-term assets	4.9	4.8
Total recovery receivable	$4.9	$5.4

Accrued and other current liabilities	$4.2	$4.2
Other long-term liabilities	18.8	12.9
Total workers' compensation liability	$23.0	$17.1
The increase in workers' compensation liability in 2020 primarily relates to workers' compensation accruals associated with a former business disposed of in 2005.
Note 16—Other Long-Term Liabilities

(in millions)	December 31, 2020	December 31, 2019
Deferred taxes and other tax liabilities (1)	$188.6	$233.3
Operating lease liabilities (2)	53.1	59.7
Deferred compensation (3)	22.1	25.8
Pension and other post-retirement obligations (3)	26.3	25.3
Long-term workers' compensation (3)	18.8	12.9
Other	35.7	10.6
Other long-term liabilities	$344.6	$367.6
(1)Refer to Note 9 for additional deferred tax discussion.
(2)Refer to Note 17 for additional operating lease liabilities discussion.
(3)Refer to Note 15 for additional pension, deferred compensation and workers' compensation discussion.

Note 17—Commitments and Contingencies
Leases
Lease Costs, Assets and Liabilities
The Company has operating leases primarily for manufacturing facilities, warehouses, offices and certain equipment. These leases have remaining lease terms of one to 14 years, some of which include one or more options to renew, with renewal terms that can extend the leases to one or 20 years or more. The components of lease cost follow:

(in millions)	2020	2019
Operating lease cost	$26.8	$24.9
Variable lease cost	2.7	3.7
Short-term lease cost	3.9	2.7
Total lease cost	$33.4	$31.3
A summary of lease assets and liabilities follows:

(in millions)	December 31, 2020	December 31, 2019
Assets:
Operating lease right-of-use assets(1)	$68.3	$74.9
Liabilities:
Operating lease liabilities - current(2)	21.5	20.9
Operating lease liabilities - long-term(3)	53.1	59.7
Total lease liabilities	$74.6	$80.6
(1)Included in other long-term assets.
(2)Included in accrued and other current liabilities.
(3)Included in other long-term liabilities.
Maturity of lease liabilities as of December 31, 2020, follow:

(in millions)	2021	2022	2023	2024	2025	Thereafter	Total
Lease payments	$23.4	$17.5	$11.7	$7.9	$4.7	$18.9	$84.1
Less: imputed interest							(9.5)
Total lease liabilities							$74.6
Lease Term and Discount Rate

	December 31, 2020	December 31, 2019
Operating leases:
Weighted-average remaining lease term (in years)	5.9	6.3
Weighted-average discount rate	3.3%	3.4%
Supplemental Cash Flow Information
Cash paid for amounts included in the measurement of operating lease liabilities totaled $24.0 million and $22.4 million for the years ended December 31, 2020 and 2019, respectively. Operating lease right-of-use assets obtained in exchange for new operating lease liabilities totaled $17.2 million for the year ended December 31, 2020. Operating lease right-of-use assets obtained in exchange for new operating lease liabilities totaled $95.5 million for the year ended December 31, 2019, of which $64.6 million related to the adoption of ASC 842.
Litigation
Over the years, the Company has been named as a defendant, along with numerous other defendants, in lawsuits in various courts in which plaintiffs have alleged injury due to exposure to asbestos-containing friction products produced and sold predominantly by the Company’s discontinued Motion Control business between the late-1940s and the mid-1980s. The Company has been subject to liabilities for indemnity and defense costs associated with these lawsuits.

The Company has recorded a liability for estimated indemnity costs associated with pending and future asbestos claims. As of December 31, 2020, the Company believes that its accrual for these costs is not material to the Company's financial position, results of operations, or operating cash flows.
The Company recognizes expenses for defense costs associated with asbestos claims during the periods in which they are incurred. Refer to Note 1 for the Company’s accounting policy related to litigation defense costs.
The Company currently maintains insurance coverage with respect to asbestos-related claims and associated defense costs. The Company records the insurance coverage as a long-term receivable in an amount it reasonably estimates is probable of recovery for pending and future asbestos-related indemnity claims. Since the Company’s insurance policies contain various coverage exclusions, limits of coverage and self-insured retentions and may be subject to insurance coverage disputes, the Company may recognize expenses for indemnity and defense costs in particular periods if and when it becomes probable that such costs will not be covered by insurance.
The Company is also involved in various other legal actions and proceedings arising in the ordinary course of business. In the opinion of management, the ultimate outcomes of such actions and proceedings, either individually or in the aggregate, are not expected to have a material adverse effect on the Company’s financial position, results of operations, or operating cash flows.
Note 18—Financial Instruments
Foreign Currency Forward Contracts
The Company uses foreign currency forward contracts to hedge a portion of its foreign currency exchange rate exposure to forecasted foreign currency denominated cash flows. These instruments are not held for speculative or trading purposes.
A summary of the Company's designated and non-designated cash flow hedges follows:

	December 31, 2020		December 31, 2019
(in millions)	Fair Value (1)	Notional Value	Fair Value (1)	Notional Value
Designated hedges	$5.0	$93.5	$2.0	$106.5
Non-designated hedges	$0.2	$63.7	$0.6	$121.9
(1)The fair value of foreign currency forward contracts is included in other current assets. The fair value was estimated using observable market inputs such as forward and spot prices of the underlying exchange rate pair. Based on these inputs, derivative assets and liabilities are classified as Level 2 in the fair value hierarchy.
For instruments that are designated and qualify as a cash flow hedge, the Company had foreign currency forward contracts with maturities less than one year. The changes in the fair value of the contracts are recorded in accumulated other comprehensive income (loss) and recognized in the same line item as the impact of the hedged item, revenues or cost of sales, when the underlying forecasted transaction impacts earnings. Gains and losses on the contracts representing hedge components excluded from the assessment of hedge effectiveness are recognized in the same line item as the hedged item, revenues or cost of sales, currently.
For instruments that are not designed as a cash flow hedge, the Company had foreign exchange contracts with maturities less than one year. The unrealized gains and losses resulting from these contracts were immaterial and are recognized in other non-operating expense, net and partially offset corresponding foreign exchange gains and losses on these balances.

Accumulated Other Comprehensive Income (Loss)
The changes in accumulated other comprehensive income (loss) by component follows:

(in millions)	Accrued post-retirement benefit liability	Foreign currency translation	Derivative contracts	Total
Balance as of January 1, 2019	$(38.5)	$(80.4)	$(3.2)	$(122.1)
Other comprehensive income (loss):
Other comprehensive (loss) income before reclassifications	(6.0)	(2.1)	1.3	(6.8)
Amounts reclassified from accumulated other comprehensive income (loss)(1)	3.4	—	0.8	4.2
Income tax benefit	0.6	—	—	0.6
Other comprehensive (loss) income	(2.0)	(2.1)	2.1	(2.0)
Balance as of December 31, 2019	(40.5)	(82.5)	(1.1)	(124.1)
Other comprehensive income (loss):
Other comprehensive (loss) income before reclassifications	(5.3)	39.4	(10.3)	23.8
Amounts reclassified from accumulated other comprehensive income (loss)(1)	5.3	—	(2.0)	3.3
Other comprehensive income (loss)	—	39.4	(12.3)	27.1
Balance as of December 31, 2020	$(40.5)	$(43.1)	$(13.4)	$(97.0)
(1)The accrued post-retirement benefit liability reclassification pertains to the amortization of unrecognized actuarial gains and losses and prior service credits which is included in net periodic benefit cost. See Note 15 for additional pension discussion.
Other Financial Instruments
Other financial instruments include cash and cash equivalents, accounts receivable, net, accounts payable, accrued expenses and long-term debt. The carrying value for cash and cash equivalents, accounts receivable, net, accounts payable and accrued expenses approximates fair value because of its short-term nature and generally negligible credit losses (refer to Note 14 for the fair value of long-term debt).

Note 19—Quarterly Financial Data (Unaudited)

	2020
(in millions, except per share data)	First	Second	Third	Fourth	Year
Revenues	$959.2	$965.4	$1,057.0	$988.3	$3,969.9
Gross margin	269.4	270.1	317.9	280.0	1,137.4
Operating income	107.2	114.5	154.8	111.3	487.8
Income from continuing operations	64.8	76.0	102.7	82.2	325.7
(Loss) income from discontinued operations	(3.0)	(0.6)	(0.4)	(1.6)	(5.6)
Net income	61.8	75.4	102.3	80.6	320.1

Basic earnings per share:
Income from continuing operations(1)	$1.15	$1.38	$1.89	$1.54	$5.95
(Loss) income from discontinued operations(1)	(0.05)	(0.01)	(0.01)	(0.03)	(0.10)
Basic earnings per share(1)	$1.10	$1.37	$1.88	$1.51	$5.85

Diluted earnings per share:
Income from continuing operations(1)	$1.14	$1.37	$1.88	$1.52	$5.90
(Loss) income from discontinued operations(1)	(0.05)	(0.01)	(0.01)	(0.03)	(0.10)
Diluted earnings per share(1)	$1.09	$1.36	$1.87	$1.49	$5.80
(1)The sum of quarterly earnings per share amounts may not equal the year due to differences in weighted-average share calculation.

	2019
(in millions, except per share data)	First	Second	Third	Fourth	Year
Revenues	$980.6	$1,227.7	$1,203.9	$1,072.4	$4,484.6
Gross margin	270.8	374.6	363.9	296.8	1,306.1
Operating income	108.2	199.1	185.7	141.1	634.1
Income from continuing operations	72.7	146.7	134.9	103.5	457.8
Income (loss) from discontinued operations	6.7	6.2	3.0	(0.9)	15.0
Net income	79.4	152.9	137.9	102.6	472.8

Basic earnings per share:
Income from continuing operations(1)	$1.26	$2.57	$2.38	$1.83	$8.02
Income (loss) from discontinued operations(1)	0.11	0.11	0.05	(0.02)	0.26
Basic earnings per share(1)	$1.37	$2.68	$2.43	$1.81	$8.28

Diluted earnings per share:
Income from continuing operations(1)	$1.25	$2.54	$2.35	$1.80	$7.93
Income (loss) from discontinued operations(1)	0.11	0.11	0.05	(0.02)	0.26
Diluted earnings per share(1)	$1.36	$2.65	$2.40	$1.78	$8.19
(1)The sum of quarterly earnings per share amounts may not equal the year due to differences in weighted-average share calculation.